                                                                  EXHIBIT 10.2.1


                            ASSET PURCHASE AGREEMENT





                                    BETWEEN




                           AMERON BROADCASTING, INC.




                                      AND




                       CAPSTAR ACQUISITION COMPANY, INC.





                                  DATED AS OF



                                 APRIL 24, 1997

                               TABLE OF CONTENTS



                                    ARTICLE 1

                                  DEFINED TERMS

       1.1    DEFINED TERMS   . . . . . . . . . . . . . . . . . . . . . . .    1
       1.2    REFERENCES AND TITLES   . . . . . . . . . . . . . . . . . . .   11

                                    ARTICLE 2

                           SALE AND PURCHASE OF ASSETS

       2.1    AGREEMENT TO SELL AND BUY   . . . . . . . . . . . . . . . . .   12
       2.2    EXCLUDED ASSETS   . . . . . . . . . . . . . . . . . . . . . .   13
       2.3    PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . .   14
       2.4    ADJUSTMENTS AND PRORATIONS  . . . . . . . . . . . . . . . . .   14
       2.5    ASSUMPTION OF LIABILITIES AND OBLIGATIONS   . . . . . . . . .   17
       2.6    ALLOCATION  . . . . . . . . . . . . . . . . . . . . . . . . .   17
       2.7    EARNEST MONEY   . . . . . . . . . . . . . . . . . . . . . . .   18

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

       3.1    REPRESENTATIONS AND WARRANTIES REGARDING SELLER   . . . . . .   18
       3.2    REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . .   30

                                    ARTICLE 4

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

       4.1    COVENANTS OF SELLER   . . . . . . . . . . . . . . . . . . . .   32
       4.2    NEGATIVE TRADE BALANCE  . . . . . . . . . . . . . . . . . . .   34
       4.3    ENVIRONMENTAL SITE ASSESSMENTS  . . . . . . . . . . . . . . .   34

                                    ARTICLE 5

                         ADDITIONAL AGREEMENTS OF SELLER

       5.1    NO SOLICITATION OF TRANSACTIONS   . . . . . . . . . . . . . .   35
       5.2    ACCESS AND INFORMATION  . . . . . . . . . . . . . . . . . . .   35
       5.3    ASSISTANCE  . . . . . . . . . . . . . . . . . . . . . . . . .   37
       5.4    COMPLIANCE WITH STATION LICENSES  . . . . . . . . . . . . . .   37

       5.5    NOTIFICATION OF CERTAIN MATTERS   . . . . . . . . . . . . . .   38
       5.6    THIRD PARTY CONSENTS  . . . . . . . . . . . . . . . . . . . .   38

                                    ARTICLE 6

                               COVENANTS OF BUYER

       6.1    NOTIFICATION OF CERTAIN MATTERS   . . . . . . . . . . . . . .   38
       6.2    BIRMINGHAM MARKET   . . . . . . . . . . . . . . . . . . . . .   39
       6.3    EMPLOYEE MATTERS  . . . . . . . . . . . . . . . . . . . . . .   39
       6.4    SEVERANCE PAY ARRANGEMENTS  . . . . . . . . . . . . . . . . .   40
       6.5    FCC APPROVAL  . . . . . . . . . . . . . . . . . . . . . . . .   40
       6.6    APPROVALS   . . . . . . . . . . . . . . . . . . . . . . . . .   41
       6.7    SHARING INFORMATION   . . . . . . . . . . . . . . . . . . . .   41
       6.8    FINANCIAL CAPABILITY  . . . . . . . . . . . . . . . . . . . .   41

                                    ARTICLE 7

                                MUTUAL COVENANTS

       7.1    APPLICATION FOR FCC CONSENTS  . . . . . . . . . . . . . . . .   41
       7.2    CONTROL OF STATIONS   . . . . . . . . . . . . . . . . . . . .   42
       7.3    OTHER GOVERNMENTAL CONSENTS   . . . . . . . . . . . . . . . .   42
       7.4    ACCOUNTS RECEIVABLE   . . . . . . . . . . . . . . . . . . . .   42
       7.5    BROKERS OR FINDERS  . . . . . . . . . . . . . . . . . . . . .   43
       7.6    BULK SALES LAW  . . . . . . . . . . . . . . . . . . . . . . .   43
       7.7    RISK OF LOSS  . . . . . . . . . . . . . . . . . . . . . . . .   43
       7.8    ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . .   44
       7.9    PROTECTED DOCUMENTS   . . . . . . . . . . . . . . . . . . . .   44

                                    ARTICLE 8

                              CONDITIONS PRECEDENT

       8.1    CONDITIONS TO EACH PARTY'S OBLIGATION   . . . . . . . . . . .   45
       8.2    CONDITIONS TO OBLIGATION OF BUYER   . . . . . . . . . . . . .   45
       8.3    CONDITIONS TO OBLIGATIONS OF THE SELLER   . . . . . . . . . .   47

                                    ARTICLE 9

                                     CLOSING

       9.1    CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . .   48
       9.2    ACTIONS TO OCCUR AT CLOSING   . . . . . . . . . . . . . . . .   49

                                   ARTICLE 10

                        TERMINATION, AMENDMENT AND WAIVER

       10.1   TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . .   51
       10.2   EFFECT OF TERMINATION   . . . . . . . . . . . . . . . . . . .   53

                                   ARTICLE 11

                                 INDEMNIFICATION

       11.1   INDEMNIFICATION OF BUYER  . . . . . . . . . . . . . . . . . .   55
       11.2   INDEMNIFICATION OF SELLER   . . . . . . . . . . . . . . . . .   55
       11.3   DEFENSE OF THIRD PARTY CLAIMS   . . . . . . . . . . . . . . .   55
       11.4   DIRECT CLAIMS   . . . . . . . . . . . . . . . . . . . . . . .   56
       11.5   ESCROW  . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
       11.6   LIMITATIONS   . . . . . . . . . . . . . . . . . . . . . . . .   57
       11.7   INSTRUCTIONS TO ESCROW AGENT  . . . . . . . . . . . . . . . .   58
       11.8   ATTORNEY FEES   . . . . . . . . . . . . . . . . . . . . . . .   58

                                   ARTICLE 12

                               GENERAL PROVISIONS

       12.1   SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS  . . .   58
       12.2   FURTHER ACTIONS   . . . . . . . . . . . . . . . . . . . . . .   59
       12.3   AMENDMENT AND MODIFICATION  . . . . . . . . . . . . . . . . .   59
       12.4   WAIVER OF COMPLIANCE  . . . . . . . . . . . . . . . . . . . .   59
       12.5   SPECIFIC PERFORMANCE  . . . . . . . . . . . . . . . . . . . .   59
       12.6   NO CONSEQUENTIAL DAMAGES  . . . . . . . . . . . . . . . . . .   59
       12.7   SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . .   59
       12.8   EXPENSES AND OBLIGATIONS  . . . . . . . . . . . . . . . . . .   60
       12.9   PARTIES IN INTEREST   . . . . . . . . . . . . . . . . . . . .   60
       12.10  NOTICES   . . . . . . . . . . . . . . . . . . . . . . . . . .   60
       12.11  COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . .   62
       12.12  ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . .   62
       12.13  GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . .   62
       12.14  PUBLIC ANNOUNCEMENTS  . . . . . . . . . . . . . . . . . . . .   62
       12.15  CONFIDENTIALITY   . . . . . . . . . . . . . . . . . . . . . .   62
       12.16  ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . .   62
       12.17  DIRECTOR AND OFFICER LIABILITY  . . . . . . . . . . . . . . .   63
       12.18  NO REVERSIONARY INTEREST  . . . . . . . . . . . . . . . . . .   63
       12.19  NO WAIVER RELATING TO CLAIMS FOR FRAUD  . . . . . . . . . . .   63
       12.20  CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .   63
       12.21  ACCESS TO BOOKS AND RECORDS   . . . . . . . . . . . . . . . .   64

EXHIBITS:

Exhibit A     --     Form of Opinion of Buyer's Counsel
Exhibit B     --     Deposit Escrow Agreement
Exhibit C     --     Form of Seller Non-Competition Agreement
Exhibit D     --     Form of Bill of Sale and Assignment
Exhibit E     --     Form of Assumption Agreement
Exhibit F     --     Form of Indemnification Escrow Agreement
Exhibit G     --     Form of Opinion of Seller's Counsel
Exhibit H     --     Form of Release of Claims

SCHEDULES:

Schedule 2.1(j)      --     Excluded Choses in Action
Schedule 2.1(l)      --     Proposed Capital Expenditures
Schedule 2.2(a)      --     Excluded Real Property
Schedule 2.2(k)      --     Excluded Personal Property
Schedule 2.5(b)      --     Trade Deals
Schedule 3.1(e)      --     Documents Not Filed, Unrecorded Liabilities and
                            Conduct of Business
Schedule 3.1(f)      --     Compliance with Applicable Laws; Licenses and
                            Permits
Schedule 3.1(g)      --     Litigation
Schedule 3.1(h)      --     Insurance
Schedule 3.1(i)      --     Owned Real Property
Schedule 3.1(j)      --     Leased Real Property
Schedule 3.1(k)      --     Personal Property
Schedule 3.1(l)      --     Liens and Encumbrances
Schedule 3.1(m)      --     Environmental Matters
Schedule 3.1(n)      --     Tax Matters
Schedule 3.1(o)      --     Certain Agreements
Schedule 3.1(p)      --     Employee Benefit Plans; Labor
Schedule 3.1(q)      --     Patents, Trademarks; Etc.
Schedule 3.1(r)      --     Affiliate Relationships
Schedule 3.1(t)      --     Dispositions of Assets
Schedule 3.2(e)      --     FCC Matters
Schedule 4.1(a)      --     Certain Transactions Not in Ordinary Course of
                            Business
Schedule 4.1(g)      --     Changes in Employee Benefits
Schedule 4.1(m)      --     Changes in Advertising Rates or Policies
[THIS LINE HAS BEEN INTENTIONALLY LEFT BLANK]
Schedule 8.2(e)      --     Real Estate Title Commitment

                            ASSET PURCHASE AGREEMENT


       This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 24, 1997, between Ameron Broadcasting, Inc., a Missouri corporation ("Seller"), and Capstar Acquisition Company, Inc., a Delaware corporation ("Buyer").

                                R E C I T A L S

       A. Seller is the licensee of and owns and operates each of the radio stations listed on Annex A hereto (each referred to individually as a "Station" and collectively, the "Stations") which are licensed by the Federal Communications Commission ("FCC").

       B. Seller desires to sell and Buyer desires to buy substantially all the assets used or held for use in the operation of each of the Stations, both tangible and intangible, excluding the Excluded Assets (as hereinafter defined), upon the terms and conditions hereinafter set forth.

                              A G R E E M E N T S

       NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

       1.1 DEFINED TERMS. The following terms shall have the following meanings in this Agreement:

       "Accepted Employees" has the meaning set forth in Section 6.4.

       "Accounts Receivable" means the rights of Seller to cash payment for the sale by the Stations of advertising time (on the Stations) prior to 11:59 p.m. on the day immediately prior to the Closing Date.

       "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the right and power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

       "Applicable Laws" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the

Assets or the business or operations of each of the Stations, as may be in effect on or prior to the Closing.

       "Applications"  has the meaning set forth in Section 7.1.

       "Assets" means all the tangible and intangible assets owned, leased, or licensed by Seller that are used or held for use in connection with the business or operations of any of the Stations, whether or not reflected on the Financial Statements or Balance Sheet of Seller, and which are to be sold, assigned, transferred and delivered to Buyer pursuant to Section 2.1 of this Agreement, but specifically excluding therefrom the Excluded Assets.

       "Assumed Contracts" means (a) those Contracts set forth on Schedule 3.1(o) identified as being assumed by Buyer and all other contracts of Seller entered into in the ordinary course of business prior to the date of this Agreement that relate to the Assets or the business or operation of the Assets or any part thereof, (b) all other non-trade advertising Contracts for cash entered into by Seller for any of the Stations prior to the date of this Agreement and which are terminable on not more than 30 days notice, (c) all Contracts entered into by Seller on or after the date of this Agreement and before the Closing in accordance with the applicable provisions of Section 4.1, and (d) Trade Deals described in Section 2.5(b).

       "Assumption Agreement" means the Assumption Agreement between Buyer and Seller substantially in the form of Exhibit E.

       "Balance Sheet" has the meaning set forth in Section 3.1(e)(iii).

       "Balance Sheet Date" has the meaning set forth in Section 3.1(e)(iii).

       "Banking Event" has the meaning set forth in Section 9.1.

       "Big Six Accounting Firm" has the meaning set forth in Section
2.4(b)(i).

       "Bill of Sale and Assignment" means the Bill of Sale and Assignment between Buyer and Seller substantially in the form of Exhibit D.

       "Brokerage Fee" has the meaning set forth in Section 12.8.

       "Business Day" means any other day than (a) a Saturday or Sunday or (b) a day on which commercial banks in New York, New York are authorized or required by Applicable Laws to be closed.

       "Buyer" has the meaning set forth in the first paragraph of this Agreement, and, subject to the provisions of this Agreement, includes its permitted successors and assigns.

       "Buyer Indemnified Costs" means (a) any and all actions, proceedings, assessments, judgments, damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller of any of the representations or warranties set forth in this Agreement or any other Transaction Documents, or of any covenant of Seller (which shall be deemed to exclude any covenant or obligation of Buyer) set forth in Sections 2.3, 2.5(b), 4.1(a) through (e), 4.1(i) with respect to dispositions (but not acquisitions) of Assets, 4.3, 5.1 through 5.5, 5.6, 7.1 through 7.4, 7.8, 7.9, 9.1, 12.14 and 12.15
(collectively, "Buyer Indemnified Representation Costs"); (b) any and all actions, proceedings, assessments, judgments, damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller of any covenant or obligation (other than the covenants or obligations described in Clause (a) above) of Seller set forth in this Agreement or in any other Transaction Documents, provided, however, that insofar as any of the items described in this clause (b) may also be interpreted or construed as items described in clause (a) above (collectively "Overlap Items"), then such Overlap Items shall be deemed to constitute "Buyer Indemnified Representation Costs" covered by clause (a) above, and the Overlap Items shall not be deemed part of the items described in clause (b); (c) any and all obligations or liabilities of Seller under any contract or agreement not expressly assumed by Buyer pursuant to the terms hereof; and (d) the items indemnified against pursuant to Section 7.6. Notwithstanding any provision in this Agreement to the contrary or apparently to the contrary, Buyer Indemnified Costs shall not include damages, losses, claims, liabilities, expenses, penalties or other amounts described in this paragraph if caused by Buyer's negligence or Buyer's breach of any representations, warranties, agreements, covenants or obligations in this Agreement or in any other Transaction Documents. In accordance with
Section 12.6 of this Agreement, in no event shall Buyer Indemnified Costs include consequential damages.

       "Buyer Indemnified Parties" means Buyer and each officer, director and shareholder of Buyer, and any assignee of Buyer pursuant to the terms of this Agreement and the officers, directors and shareholders of any such assignee.

       "Buyer's Contact Persons" has the meaning set forth in Section 12.21.

       "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

       "Choses in Action" means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements. The term does not include any warranty or representation regarding the merits or ability to succeed in the enforcement thereof, and any such warranty or representation is disclaimed.

       "Closing" means the consummation of the transactions contemplated by this Agreement, including compliance with the provisions of Article 9.

       "Closing Date" means the date of the Closing specified in Article 9.

       "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

       "Communications Act" has the meaning set forth in Section 3.1(f).

       "Company Reports" has the meaning set forth in Section 3.1(e)(i).

       "Consents" means all governmental consents and approvals, including the FCC Consents, and all consents and approvals of third parties, in each case that are required pursuant to this Agreement in order to transfer the Assets to Buyer and otherwise to consummate the transactions contemplated hereby.

       "Contracts" means all agreements, contracts, or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which Seller is a party or is otherwise bound and which affect or relate to the Assets or the business or operations of each of the Stations.

       "Deposit Escrow Agreement" means the Deposit Escrow Agreement among Seller, Buyer and Escrow Agent, a copy of which is attached hereto as Exhibit B.

       "Determination Date" has the meaning set forth in Section 2.4(b)(i).

       "Earnest Money" means the sum of $1,000,000 to be deposited by Buyer with the Escrow Agent and held in accordance with the provisions of the Deposit Escrow Agreement.

       "Employee Benefit Plans" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller or any member of the ERISA Group maintained by any such entity or as to which any such entity has any liability or obligation.

       "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

       "Environmental Costs or Liabilities" has the meaning set forth in
Section 3.1(m)(iv).

       "Environmental Laws" means all Applicable Laws pertaining to the environment, natural resources, and public or employee health and safety as affected by the environment, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act;

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA Group" has the meaning set forth in Section 3.1(p).

       "ESA" means Phase I or Phase II environmental site assessments.

       "Escrow Agent" means Citibank, N.A. and includes its successors and assigns.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

       "Excluded Assets" has the meaning set forth in Section 2.2.

       "Existing ESAs" means the following environmental reports: (i) Phase I Report on WMJJ-FM Radio Transmitter Site, dated August 15, 1990, by Law Engineering, Inc.; (ii) Phase I Report on WZBQ Transmitter Facility, dated November 3, 1994, by Law Engineering, Inc. (WZBQ is now known as WOWC); (iii) Phase I Report on WERC-AM Radio Transmitter Facility, dated July 30, 1990, by Law Engineering, Inc.; (iv) Survey for Asbestos-Containing Materials in WERC-AM Transmitter Building, dated August 9, 1990, by Law Engineering, Inc.; (v) Preliminary Subsurface Investigation of WERC-AM Transmitter Facility, dated September 12, 1990, by ATEC Associates, Inc.; (vi) Underground Storage Tank Closure Report concerning WERC-AM, dated January 31, 1992, by ATEC Associates, Inc.; and (vii) Letter from ATEC Associates, Inc. concerning WERC-AM, dated February 28, 1992.

       "FCC" has the meaning set forth in the first recital hereto.

       "FCC Consents" means actions by the FCC granting its consent to the assignment of the FCC Licenses for each of the Stations to Buyer as contemplated by Section 7.1 of this Agreement.

       "FCC Licenses" means all of the licenses, permits, and other authorizations issued by the FCC to Seller and applications of Seller, if any, to the FCC relating to or used in the business or operations of each of the Stations, including those listed on Schedule 3.1(f) and any additions thereto between the date hereof and the Closing Date.

       "Final Order" means written action or order issued by the FCC setting forth the FCC Consents (without the inclusion of any adverse conditions materially affecting Buyer's operation or ownership of any Station other than any adverse conditions generally imposed by the FCC) and (a) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion has expired or (ii) in the event of review, reconsideration, or appeal, such review, reconsideration, or appeal has been denied and the time for further review, reconsideration, or appeal has expired.

       "Financial Statements" has the meaning set forth in Section 3.1(e)(ii).

       "GAAP" means generally accepted accounting principles in the United
States.

       "Governmental Entity" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

       "Hazardous Substances" has the meaning set forth in Section 3.1(m)(iv).

       "Holdback Amount" has the meaning set forth in Section 11.5.

       "Indemnification Escrow Agreement" means the Indemnification Escrow Agreement among Seller, Buyer and Escrow Agent substantially in the form attached hereto as Exhibit F.

       "Indemnified Costs" means the Buyer Indemnified Costs or the Seller Indemnified Costs, as the case may be.

       "Indemnified Parties" means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

       "Indemnification Representation Costs or "Indemnified Representation Costs" means the Buyer Indemnified Representation Costs or the Seller Indemnified Representation Costs, as the case may be.

       "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

       "Intellectual Property" means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights whether registered or not, licenses to or owned by Seller relating to the business or operations of any Station, including the call letters of each of the Stations and the goodwill related to the foregoing.

       "Know-how" means all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

       "Knowledge" means, with respect to a specified party hereto, the actual knowledge of such party.

       "Leased Real Property" means all of the Seller's leasehold interests, easements, licenses, rights to access and rights-of-way which are used or held for use in the business and operations of any Station, which are identified and described in Schedule 3.1(j), as modified by any addition or permitted deletion thereto between the date hereof and the Closing Date.

       "Licenses" means the FCC Licenses and all Permits issued by any Governmental Entity to Seller relating to or used or held for use in the business and operations of any Station, including those listed on Schedule 3.1(f), with any additions thereto between the date hereof and the Closing Date.

       "Liens" has the meaning set forth in Section 3.1(l).

       "Material Adverse Effect" means a material adverse effect on the business, operations, assets, properties (taken as a whole), or liabilities of the Stations.

       "Multi-City Acquisition" has the meaning set forth in Section 6.2.

       "Multiemployer Plan" has the meaning set forth in Section 3(37) or
Section 4001(a)(3) of ERISA.

       "Non-Competition Agreement" means the Non-Competition Agreement between Buyer and Seller substantially in the form of Exhibit C.

       "Owned Real Property" means those parcels of real property owned in fee and used or held for use by Seller as described in Schedule 3.1(i), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of Seller in and to any street or other property adjoining any portion of such property.

       "Patents" means all patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by Seller.

       "Pension Plans" has the meaning set forth in Schedule 3.1(p).

       "Permits" has the meaning set forth in Section 3.1(m).

       "Permitted Encumbrances" means (a) statutory Liens for current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, (c) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other liens, charges or encumbrances incidental to the operation of the Stations or the ownership of the Assets which were not incurred in connection with the borrowing of money or the advance of credit and which, in the aggregate, do not materially detract from the value of the Assets or materially interfere with the use thereof or the operation of the Stations, and (e) Liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlement of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of the Assets or the continuation of the operation of any Station.

       "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

       "Personal Property" means all of the machinery, equipment (including the transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, spare parts, and other tangible or intangible personal property which are owned or leased by Seller for any Station, and which are used or held for use in the business or operations of any

Station, and which are located at the Stations or reflected in the books and records of the Stations, including the personal property which is listed on
Schedule 3.1(k) hereto, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with
Section 4.1. The term Personal Property shall not include any of the Excluded Assets.

       "Protected Employees" has the meaning set forth in Section 6.4.

       "Protection Pay" has the meaning set forth in Section 6.4.

       "Purchase Price" means the consideration payable by Buyer to Seller as provided in Section 2.3 hereof.

       "Rejected Employees" has the meaning set forth in Section 6.4.

       "Real Property" means the Leased Real Property and the Owned Real
Property.

       "Release" means the Release of Claims between Buyer and Seller substantially in the form of Exhibit H.

       "Released Claims" has the meaning set forth in Section 10.2(b).

       "Released Parties" has the meaning set forth in Section 10.2(b).

       "Resolution Period" has the meaning set forth in Section 2.4(b)(i).

       "Schedules" means the Schedules attached hereto.

       "Second Resolution Period" has the meaning set forth in Section
2.4(b)(ii).

       "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

       "Seller" has the meaning set forth in the first paragraph of this Agreement.

       "Seller Indemnified Costs" means (a) any and all actions, proceedings, assessments, judgments, damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any of the representations or warranties under this Agreement or any other Transaction Documents, or of any covenant of Buyer (which shall be deemed to exclude any covenant or obligation of Seller) set forth in Sections 4.3, 6.5, 6.7, 6.8, 7.1, 7.2 and 7.4, 7.8, 7.9, 9.1,

12.14 and 12.15 (collectively, "Seller Indemnified Representation Costs"); (b) any and all losses, liabilities, or damages incurred by any of the Seller Indemnified Parties resulting from Buyer's operation or control of any of the Stations on and after the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date; (c) any and all actions, proceedings, assessments, judgments, damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any covenant or obligation (other than the covenants or obligations described in Clause (a) above) of Buyer set forth in this Agreement or in any other Transaction Documents, provided, however, that insofar as any of the items described in this clause
(c) may also be interpreted or construed as items described in clause (a) above (collectively, "Overlap Items"), then such Overlap Items shall be deemed to constitute "Seller Indemnified Representation Costs" covered by clause (a) above, and the Overlap Items shall not be deemed part of the items described in clause (c); and (d) the items indemnified against pursuant to Section 5.3. Notwithstanding any provision in this Agreement to the contrary or apparently to the contrary, Seller Indemnified Costs shall not include damages, losses, claims, liabilities, expenses, penalties or other amounts described in this paragraph if caused by Seller's negligence or Seller's breach of any representations, warranties, agreements, covenants or obligations in this Agreement or in any other Transaction Documents. In accordance with Section
12.6 of this Agreement, in no event shall Seller Indemnified Costs include consequential damages.

       "Seller Indemnified Parties" means Seller and each officer, director and shareholder of Seller.

       "Seller's Contact Persons" has the meaning set forth in Section 5.2(a).

       "Seller Negative Trade Balance" has the meaning set forth in Section
4.2.

       "Severance Agreements" has the meaning set forth in Section 6.4.

       "Station Event" has the meaning set forth in Section 9.1.

       "Station Licenses" has the meaning set forth in Section 3.1(f)(ii).

       "Station Management" has the meaning set forth in Section 4.1(b).

       "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

       "Tax Returns" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

       "Termination Date" has the meaning set forth in Section 10.1(b)(v).

       "Title Commitment" means the commitment to issue an owner's title policy as provided in Section 8.2(e).

       "Title Company" means Chicago Title Insurance Company or such other title insurance company reasonably acceptable to Buyer and Seller.

       "Trade Deals" means the exchanges by a Station of its advertising time for goods or services, other than in connection with the licensing of programs and programming material.

       "Trademarks" means (a) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans associated with any products or embodying the goodwill of the business of any Station, whether or not registered, and any applications or registrations therefor and (b) any associated goodwill incident thereto owned by Seller.

       "Trading Event" has the meaning set forth in Section 9.1.

       "Transaction Documents" has the meaning set forth in Section 3.1(c).

       "Warranty Deed" means a special warranty deed in form and substance reasonably acceptable to the Buyer and the Title Company pursuant to which Seller conveys to Buyer the Owned Real Property at the Closing.

       1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                   ARTICLE 2

                          SALE AND PURCHASE OF ASSETS

       2.1 AGREEMENT TO SELL AND BUY. Subject to the terms and conditions set forth in this Agreement and except for the Excluded Assets, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of the following Assets, free and clear of any Liens or liabilities (except for Permitted Encumbrances and liabilities assumed by Buyer in accordance with Section 2.5):

              (a)    All Personal Property;

              (b)    All Leased Real Property;

              (c)    All Owned Real Property;

              (d)    All Licenses and Permits;

              (e)    All Assumed Contracts;

              (f)    All Intellectual Property;

              (g) Each of the Station's technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), if any, maps, plans, diagrams, blueprints and schematics relating to such Station, if any, including filings with the FCC which relate to such Station, and goodwill relating to the foregoing;

              (h) All books and records relating to the business and operation of any of the Stations (excluding those described in, or relating to the assets described in, Section 2.2), including (i) executed copies of the Assumed Contracts, or if no executed agreement exists, summaries of each Assumed Contract transferred pursuant to clause (e) above and (ii) all records required by the FCC to be kept by each Station, subject to the right of Seller or its representatives or agents to copy and have such books and records made reasonably available to Seller or its representatives or agents for tax and other legitimate organization purposes for a period of six years after the Closing;

              (i) To the extent assignable, all computer programs and software, and all rights and interests of Seller in and to computer programs and software used in connection with the business or operations of any Station;

              (j) Except for claims relating to Taxes and all Choses in Action described in Schedule 2.1(j), all Choses in Action of Seller; and

              (k) All intangible assets of Seller relating to any Station or the business or operation of any Station not specifically described above, including goodwill, and all other assets, other than the Excluded Assets, used or held for use in connection with any Station or the business of the Seller.

              (l) The proceeds (less the amount thereof used for reasonable capital expenditures and reasonable transaction fees and costs) received from the Alabama Department of Transportation in consideration of the sale of certain real property pursuant to the proposed transaction and the proposed related capital expenditures described in Schedule 2.1(l).

       2.2 EXCLUDED ASSETS. The Excluded Assets shall consist of the following:

              (a) The Real Property described in Schedule 2.2(a), subject to the disclosures set forth therein with respect to the Real Property (including part of the WERC transmitter site to be sold to the Alabama Department of Transportation);

              (b) In each case determined as of 11:59 p.m. on the day prior to the Closing Date, Seller's cash on hand as of the Closing Date and all other cash in any of Seller's bank or savings accounts; notes receivable, letters of credit or other similar items of Seller; any stocks, bonds, certificates of deposit and similar investments of Seller; and any other cash equivalents of Seller;

              (c) Seller's books and records relating solely to internal corporate matters and any other books and records not related to any Station or the business or operations of any Station;

              (d)    Any claims, rights and interest of Seller in and to any
(i) refunds of Taxes or fees of any nature whatsoever or (ii) deposits or utility deposits, which, in each case, relate solely to the period prior to the Closing Date;

              (e) All insurance contracts, including the cash surrender value thereof, and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

              (f) All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

              (g)    All Choses in Action, if any, of Seller excluded from
Section 2.1(j);

              (h)    All Accounts Receivable;

              (i) All tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof; and

              (j) Any collective bargaining agreement, any other Contract not included in the Assumed Contracts, and all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder; and

              (k) The personal effects and other personal property, if any, identified on Schedule 2.2(k).

              (l) Notwithstanding any provision herein to the contrary, the Assets being transferred to Buyer do not include any property located on the premises of any Station that is not owned or leased by Seller, such as equipment on loan that is being used on a temporary or trial basis.

       2.3    PURCHASE PRICE.  Subject to the adjustments set forth in Section
2.4 and 2.5(b), the Purchase Price for the Assets is Thirty One Million Five Hundred Thousand Dollars ($31,500,000).

       2.4    ADJUSTMENTS AND PRORATIONS.

              (a) All revenues arising from the operation of the Stations earned or accrued up until 11:59 p.m. on the day immediately preceding the Closing Date, and all expenses, costs and liabilities, arising from the operation of the Stations incurred, accrued or payable up until such time, including expenses arising under the Assumed Contracts, tower rentals, business and license fees, utility charges, real and personal property Taxes levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, other Taxes, wages, salaries, vacation, sick and employee compensation pay, shall be prorated between Buyer and Seller in accordance with the principle that (i) Seller shall receive all revenues, refunds and deposits of Seller held by third parties, and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of each

Station for the period ending at 11:59 p.m. on the day prior to the Closing Date and (ii) Buyer shall receive all revenues earned or accrued and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of each Station for the period commencing at 12:00 a.m. on the Closing Date and continuing after the Closing Date. An adjustment of the Purchase Price and proration shall be made in favor of Buyer to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Seller by any lessee or other third party which is not otherwise credited to Buyer. Subject to Buyer's receipt of estoppel certificates in a form reasonably satisfactory to Seller, an adjustment of the Purchase Price and proration shall be made in favor of Seller to the extent that Seller has made (A) any security deposit under any Assumed Contract whether or not there is a proration under such Assumed Contract or (B) other prepayment under any Assumed Contracts for which there is a proration. Seller shall be liable for all of the costs of employee compensation relating to each of the Stations properly attributable to or accruable on account of service with Seller through 11:59 p.m. on the date prior to the Closing Date, including (1) all Taxes and related contributions, vacations and sick pay and (2) all group medical, dental or death benefits for expenses incurred, related to or arising from, events occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, or death or disability occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, whether reported by the Closing Date or thereafter; Buyer will be liable for all of the costs and expenses (including payroll taxes and all other Taxes, benefits and contributions) of employee compensation relating to each of the Stations, properly attributable or accruable thereafter on account of service with Buyer. Except as provided in Section 2.5(b), Trade Deals shall not be adjusted or prorated.

              (b) Adjustments or prorations pursuant to this Section 2.4 will be determined in the following manner:

                     (i) Adjustments or prorations to be paid on the Closing Date will be determined as of the close of business on a date agreed upon by Buyer and Seller (the "Determination Date"); and in the absence of any such agreement between Seller and Buyer, the Determination Date shall be the 16th Business Day before the Closing Date. Within 5 Business Days after the Determination Date, Seller shall submit to Buyer its good faith determination of the adjustments or prorations required by this Section 2.4 as of the Determination Date. Seller's determination of the amount of adjustment under this Section 2.4 shall be made in accordance with GAAP, consistently applied. If Buyer disagrees with the determination made by Seller of the adjustments or prorations, Buyer shall give prompt written notice thereof, but in no event later than 5 Business Days after notice of Seller's determination, specifying in reasonable detail the nature and extent of the disagreement as to each adjustment or proration; and Buyer and Seller shall have a period of 5 Business Days (the "Resolution Period") in which Seller may respond to Buyer's notice and Buyer and Seller shall work to resolve the disagreement. If the parties are unable to resolve the disagreement within the Resolution Period, the matter shall be submitted to a "Big Six" independent certified public accounting firm chosen by the mutual agreement of Seller's auditor and Buyer's auditor ("Big Six Accounting Firm"). The Big Six Accounting Firm shall review Seller's determination of the adjustments or prorations, Buyer's notice of disagreement regarding the adjustments or prorations, and Seller's response thereto, and shall submit to Seller and Buyer a final resolution within 10 Business Days after the matter is submitted to the Big Six Accounting Firm. The Closing Date and the Termination Date will be extended until the submission of a final resolution by the accounting firm. The Big Six Accounting Firm's determination shall be binding on Buyer and Seller.

                     (ii) Within 30 Business Days after the Closing Date, Seller shall submit to Buyer its good faith determination of the adjustments or prorations required by this Section 2.4 for the period from the day after the Determination Date until 11:59 p.m. on the day prior to the Closing Date. Seller's determination of the amount of adjustment under this Section 2.4 shall be made in accordance with GAAP, consistently applied. If Buyer disagrees with the determination made by Seller of the adjustment, Buyer shall give prompt written notice thereof, but in no event later than 10 Business Days after notice of Seller's determination, specifying in reasonable detail the nature and extent of the disagreement with respect to each adjustment or proration, and Buyer and Seller shall have a period of 10 Business Days in which to resolve the disagreement (the "Second Resolution Period"). If the parties are unable to resolve the disagreement within the Second Resolution Period, the matter shall be submitted to the Big Six Accounting Firm. The Big Six Accounting Firm shall review Seller's determination of the adjustments or prorations, Buyer's notice of disagreement regarding the adjustments or prorations, and Seller's response thereto, and shall submit to Seller and Buyer a final resolution within 15 Business Days after the matter is submitted to the Big Six Accounting Firm. The Big Six Accounting Firm's determination shall be binding on Buyer and Seller.

                     (iii) Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of the Big Six Accounting Firm, if engaged, to resolve any disagreement between the parties. Within five Business Days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this Section 2.4.

       2.5 ASSUMPTION OF LIABILITIES AND OBLIGATIONS. (a) As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform all the obligations and liabilities of Seller relating to each Station under the Licenses and the Assumed Contracts assumed by Buyer relating to the time period beginning on or arising out of events occurring on or after the Closing Date, and thereafter. All other obligations and liabilities of Seller, including (i) obligations or liabilities under any contract not included in the Assumed Contracts, (ii) obligations or liabilities under any Assumed Contract for which a Consent, if required, has not been obtained as of the Closing, (iii) any obligations and liabilities arising under the Assumed Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date and (iv) any forfeiture, claim or pending litigation or proceeding relating to the business or operations of any Station prior to the Closing Date, shall not be assumed by Buyer and shall remain and be the obligation and liability solely of Seller. Other than as specified in the first sentence of this Section 2.5, Buyer, directly or indirectly, shall assume no liabilities or obligations of Seller and shall not be liable therefor.

              (b) Schedule 2.5(b) contains a list of all of the Trade Deals in effect as of March 31, 1997 hereof and correctly sets forth the balance, in dollar value, of either (i) Seller's obligations to the other party under such Trade Deals (denoted by a minus on Schedule 2.5(b)) or (ii) the amount due Seller under such Trade Deals (reflected as a positive on Schedule 2.5(b)). On the Closing Date, (i) Buyer shall assume Seller's obligations under (A) the Trade Deals listed on Schedule 2.5(b) and (B) all Trade Deals entered into by Seller between the date hereof and the Closing Date with the consent of Buyer in accordance with the provisions of this Agreement; and (ii) (A) if, as of the Closing Date, the obligation of Seller for air time due another party or parties pursuant to all Trade Deals to be assumed by Buyer exceeds the balance, in dollar value, of the amount due Seller under such Trade Deals, then the amount of such excess shall be considered a pre-Closing Date operating expense of Seller that shall serve as a reduction of the Purchase Price in accordance with Section 2.4(a); and (B) if, as of the Closing Date, the balance of the obligation of the other party or parties for goods or services due Seller pursuant to all Trade Deals to be assumed by Buyer exceeds the obligation of Seller for air time, then the value of such excess shall serve as an increase to the Purchase Price in accordance with Section 2.4(a). The Trade Deals assumed by Buyer pursuant to the terms of this Section 2.5(b) shall be considered Assumed Contracts.

       2.6 ALLOCATION. Within 30 days after the Closing Date, Seller and Buyer shall negotiate in good faith an allocation of the Purchase Price among the Assets (as well as any liabilities assumed by Buyer) that complies with
Section 1060 of the Code with respect
to the allocation of the Purchase Price. If the allocation is not agreed upon within 30 days after the Closing, then Buyer and Seller agree that the allocation shall be made and consistently reported by Buyer and Seller in compliance with Section 1060 based upon an asset valuation supplied by Broadcast Investment Analysts. The cost of such appraisal shall be shared equally by Buyer and Seller. Buyer will order such appraisal from Broadcast Investment Analysts on or after such date as the FCC Consents have been placed on public notice. The appraisal, if required, shall be provided to Seller within 45 days after the Closing Date.

       2.7 EARNEST MONEY. (a) Concurrently with the execution of this Agreement, Buyer shall deposit the Earnest Money with the Escrow Agent to be held in escrow in accordance with the Deposit Escrow Agreement.

              (b) Subject to satisfaction of the conditions to the obligations set forth in Article 8, at the Closing, Seller shall instruct the Escrow Agent to release and return the Earnest Money to Buyer.

              (c) If this Agreement is terminated as provided in Section 10.1, Buyer and Seller shall instruct the Escrow Agent to release the Earnest Money to Buyer or to Seller, all as provided in Section 10.2.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

       3.1 REPRESENTATIONS AND WARRANTIES REGARDING SELLER. Seller represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement).

              (a) Organization, Good Standing, Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in the State of Alabama. Seller has delivered to Buyer true and complete copies of its Articles of Incorporation and Bylaws, as in effect at the date of this Agreement. Seller is not in violation of any provisions of its Articles of Incorporation or Bylaws.

              (b) Subsidiaries of Seller. Seller does not own, directly or indirectly, any equity interest in, any other corporation, partnership, or other person or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, or other person.

              (c) Authority. Seller has all requisite corporate power and authority to enter into this Agreement, the Deposit Escrow Agreement, the Bill of Sale and Assignment, the Assumption Agreement, the Indemnification Escrow Agreement, the Non-Competition Agreement and each other agreement, document, and instrument required to be executed by Seller in accordance with this Agreement (collectively, the "Transaction Documents," which term includes this Agreement) and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Seller, including, without limitation, the requisite approval of the holders of the outstanding capital stock of Seller entitled to vote thereon. The Transaction Documents have been, or upon execution and delivery will be, duly executed by Seller and delivered and constitute the valid and binding obligations of Seller enforceable against it in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

              (d) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by Seller do not and the performance by Seller of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.1(d), (i) violate, conflict with, or result in any breach of any provision of Seller's Articles of Incorporation and Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Seller or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any lien, charge, security interest, or encumbrance upon any of the Assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Seller is a party or by which it or any of the Assets may be bound or subjected, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of any Governmental Entity applicable to Seller or by which or to which any of the Assets is bound or subject. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of the Transaction Documents by Seller or the consummation of the transactions contemplated hereby or thereby, except for the FCC

Consents as contemplated by Section 7.1 hereof, and such other consents as set forth in this Agreement.

              (e) Reports; Financial Statements; Absence of Certain Changes or Events.

                     (i) Except as disclosed in Schedule 3.1(e), Seller has filed all forms, reports, statements, and other documents required to be filed with the FCC by Seller. Seller has filed all forms, reports, statements, and other documents required to be filed with any and all other Governmental Entities. All such forms, reports, statements and other documents required to be filed with the FCC or any other Governmental Entity are referred to herein, collectively, as the "Company Reports"). The Company Reports were prepared in all material respects in accordance with the requirements of applicable law.

                     (ii) Seller has delivered to Buyer copies of (A) the audited balance sheets of Seller as of December 31, 1995 and December 31, 1996, together with the audited statements of income and cash flows of Seller for the periods then ended, and the notes thereto, accompanied by the reports thereon of Arthur Andersen LLP, independent public accountants, and (B) the unaudited balance sheet of Seller as of March 31, 1997, together with the related unaudited statements of income for the periods then ended (such audited and unaudited financial statements collectively being referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP, and except to the extent that interim statements do not comply with all requirements of GAAP) and present accurately the information purported to be presented therein as of such dates and for the periods then ended. None of the Excluded Assets described in Section 2.2(l) are reflected in the financial statements of Seller described in this subparagraph (ii).

                     (iii) Except as disclosed in Schedule 3.1(e), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of Seller that is not reflected or reserved against in the balance sheet as of the date March 31, 1997 (the "Balance Sheet"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since March 31, 1997 (the "Balance Sheet Date"), or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements.

                     (iv) Except as disclosed in Schedule 3.1(e), since the Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with past practice and nothing has occurred that would have been prohibited by Section 4.1 if the terms of such section had been in effect as of and after the Balance Sheet Date.
       Since the Balance Sheet Date, there has not occurred, and Seller has not incurred or suffered, any event, circumstance, or fact that could result in a Material Adverse Effect. Additionally, since the Balance Sheet Date, there has not occurred, and Seller has not incurred or suffered, any event, circumstance, or fact that materially impairs the physical assets of any of the Stations.

              (f)    Compliance with Applicable Laws: FCC Matters.

                     (i) Except as disclosed in Schedule 3.1(f), the business of Seller has been conducted in compliance in all material respects with each Applicable Law. To the Knowledge of Seller, no investigation or review by any Governmental Entity with respect to Seller is pending or threatened. Without limiting the generality of the foregoing, Seller has in all material respects complied with the Communications Act of 1934, as amended, and all material rules, regulations and written policies of the FCC thereunder (collectively, the "Communications Act"), all obligations with respect to equal employment opportunity under Applicable Law, and all material rules and regulations of the Federal Aviation Administration applicable to each of the towers used or held for use by a Station. In addition, Seller has duly and timely filed, or caused to be so filed, with the FCC and other appropriate Governmental Entities all reports, statements, documents, registrations, filings, or submissions with respect to the operation of each Station and the ownership thereof, including, applications for renewal of authority required by Applicable Law to be filed. All such FCC filings complied in all material respects with Applicable Laws when made, and no deficiencies have been asserted by the FCC to Seller with respect to any such filings. The material required by 47 C.F.R. Section
       73.3526 to be kept in the public inspection files of each Station is in such files.

                     (ii) Schedule 3.1(f) is a true and complete list of (A) all of the FCC Licenses, including the expiration dates thereof, as of the date of this Agreement and (B) all other material licenses, permits, or authorizations issued to Seller by any other Governmental Entities and held by it as of the date of this Agreement. Such FCC Licenses, licenses, permits, and authorizations, and all pending applications for modification, extension, or renewal thereof or for new licenses, permits permissions, or authorizations, are collectively referred to herein as the "Station Licenses." Schedule 3.1(f) accurately lists the legally authorized holder(s) of the Station Licenses. The Station Licenses constitute all the licenses, permits and authorizations required for the Seller's operation of each of the Stations and the business of Seller, and each of the Station Licenses is in full force and effect. Each of the Stations has been operated in all material respects in accordance with the terms of its Station Licenses and the Seller is otherwise in all material respects in compliance with, and has conducted its business so as to comply with, the terms of such Station Licenses. To the Knowledge of Seller, there are no proceedings pending or threatened with respect to Seller's ownership or operation of any Station which reasonably may be expected to result in the revocation, material adverse modification, non-renewal, or suspension of any of the Station Licenses, the denial of any pending applications for any Station Licenses, the issuance against Seller of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to any Station Licenses, or which reasonably may be expected to adversely affect any Station's ability to operate as currently operated or Buyer's ability to obtain control of any Station Licenses or to operate any Station. To the Knowledge of Seller, no other broadcast station or radio communications facility is causing interference to any Station's transmissions beyond that which is allowed by FCC rules and regulations and no Station is causing interference to any other broadcast station or radio communications facilities' transmissions beyond that which is allowed by the FCC rules and regulations. To the Knowledge of Seller, there is no reason to believe based on what is known as of the date this Agreement is signed that the FCC will not renew any of the Station Licenses issued by the FCC in the ordinary course of business. To the Knowledge of Seller, there are no facts relating to Seller under the Communications Act that reasonably may be expected to disqualify Seller from transferring control of any of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by Seller of the transactions contemplated by this Agreement.

              (g) Absence of Litigation. Except as set forth on Schedule 3.1(g), to the Knowledge of Seller, there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Seller, threatened against Seller or any of the Assets by or before any arbitrator or Governmental Entity, nor, to the Knowledge of Seller, are there any investigations relating to Seller or any of the Assets pending or, to the Knowledge of Seller, threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 3.1(g), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against Seller or any of the Assets. There is no action, suit, inquiry, judicial, or administrative proceeding pending or, to the Knowledge of Seller, threatened against Seller relating to the transactions contemplated by this Agreement.

              (h) Insurance. Since December 31, 1992, Seller has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 3.1(h) sets forth an accurate summary of all fire, general liability, malpractice liability, theft, and other forms of insurance and all fidelity bonds held by or applicable to Seller. To the Knowledge of Seller, no event has occurred, including the failure by Seller to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years prior to the date hereof.

              (i) Owned Real Property. Schedule 3.1(i) contains an accurate description of all the Owned Real Property. Seller has good and marketable, fee simple, title in and to the Owned Real Property. Seller has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way, and the improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Seller operated thereon to be operated in the ordinary course. To the Knowledge of Seller, there is no pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof, and to the Knowledge of Seller, no such action is threatened. Except as set forth on Schedule 3.1(i), the improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Seller to be operated in the ordinary course and there has been no damage to such improvements that affects the conduct of such business in any material respect that has not been repaired or remedied. Except as set forth on Schedule 3.1(i), there are no lessees or tenants at will in possession of any portion of any of the Owned Real Property other than Seller, whether as lessees, tenants at will, trespassers or otherwise. Except as set forth on Schedule 3.1(i), no present zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated in any material respect by the continued maintenance, operation or use of the Owned Real Property or any tract or portion thereof or interest therein in its present manner. To the Knowledge of Seller, the current use of the Owned Real Property and all parts thereof does not violate any restrictive covenants of record covering any of the Owned Real Property. All necessary licenses by any Governmental Entity with respect to the Owned Real Property have been obtained, have been validly issued and are in full force and effect.

              (j) Leased Real Property. Schedule 3.1(j) contains an accurate description of all the leasehold interests relating to the business and operations of each of the Stations as now conducted.

Each lease described in Schedule 3.1(j) is a valid and binding obligation of Seller and is in full force and effect without amendment other than as described in Schedule 3.1(j). Except as otherwise disclosed on Schedule 3.1(j), Seller is not, and to the Knowledge of the Seller, no other party thereto is, in default under any lease described in Schedule 3.1(j). Subject to obtaining the Consents disclosed in Schedule 3.1(j) and except as disclosed in Schedule 3.1(j), Seller has the full legal power and authority to assign its rights under the leases listed in Schedule 3.1(j) to Buyer. All leasehold interests listed in Schedule 3.1(j) (including the improvements thereon) are available for immediate use in the conduct of the business and operations of each of the Stations as currently conducted.

              (k) Personal Property. Schedule 3.1(k) contains a description of the items of Personal Property (having a replacement cost of not less than $10,000 for each item) which comprise all Personal Property used or held for use in connection with the business and operations of each Station or which permit the operation of each Station as now conducted. Except as set forth on
Schedule 3.1(k), Seller has good title to, or a valid leasehold or license interest in, all Personal Property and none of the Personal Property is subject to any Lien or other encumbrances, except for Permitted Encumbrances. Seller is not, and to the Knowledge of the Seller, no other party is, in default under any of the leases, licenses and other Contracts relating to the Personal Property. Except as otherwise disclosed in Schedule 3.1(k), the Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted), (ii) is available for use in the business and operation of each of the Stations as currently conducted and (iii) enables each of the Stations to operate in all material respects in accordance with the equipment related terms of their respective FCC Licenses, and the rules and regulations of the FCC, and with all other applicable federal, state and local statutes, ordinances, rules and regulations.

              (l) Liens and Encumbrances. All of the Assets, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) Permitted Encumbrances and (ii) Liens set forth on Schedule 3.1(l) (the Liens referred to in clauses (i) and (ii) being "Permitted Liens"). At the Closing, all of the Assets shall be free and clear of all Liens other than Permitted Encumbrances and Liens or claims created by Buyer.

              (m) Environmental Matters. Notwithstanding any provision in this Agreement to the contrary, all representations made in or pursuant to this Agreement by Seller are solely for the benefit of Buyer and may only be used or enforced by Buyer and may not be used or enforced by any other person. Without limiting the preceding sentence, the representations made by Seller in this Agreement or pursuant to this Agreement shall not be deemed admissions by Seller in any legal proceeding against Seller by any governmental agency or other third party (except Buyer) and shall not be admissible in any proceeding brought against Seller by any governmental agency or any other third party (except Buyer). Except as expressly disclosed in the Existing ESAs or as expressly disclosed in
Schedule 3.1(m):

                     (i) The real property and facilities owned, operated, and leased by Seller and the operations of Seller thereon comply and have at all times complied in all material respects with all Applicable Laws pertaining to the environment, natural resources, and public or employee health and safety, including all Environmental Laws;

                     (ii) To the Knowledge of Seller, no judicial proceedings are pending or threatened against Seller alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of Seller, threatened against Seller, alleging the violation of any Environmental Laws and no notice from any Governmental Entity or any private or public person has been received by Seller claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by Seller, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by Seller that are necessary to comply with any Environmental Laws and with which Seller has not complied;

                     (iii)  All permits, registrations, licenses,
       authorizations, and the like ("Permits") required pursuant to Environmental Laws to be obtained or filed by Seller in connection with Seller's operations, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.1(m)(iv) hereof), have been duly obtained or filed, and Seller is and has at all times been in full compliance in all material respects with the terms and conditions of all such Permits;

                     (iv) All Hazardous Substances used or generated by Seller or any of its predecessors on, in, or under the Real Property are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon;
       (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; and (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation. "Environmental Costs or Liabilities" means any liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with (1) compliance required under any applicable Environmental Laws, (2) order of, or contract of Seller with, any Governmental Entity or any private or public persons or (3) the damages or injuries suffered or incurred by reason of any exposure of any person or property to Hazardous Substances;

                     (v) There are not now, nor have there been in the past, on, in or under any property or facilities when owned, leased, or operated by Seller, or when owned, leased, or operated by any of its predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Law or that reasonably could be expected to require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected person or to any Environmental Costs or Liabilities; and

                     (vi) Seller has not received, and to the Knowledge of Seller, does not expect to receive, any notification from any source advising Seller that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

       To the extent that any of the above representations and warranties in this Section 3.1(m) pertain to time periods before the ownership of the Real Property of Seller, such representations and warranties shall be deemed to have been made to the Knowledge of Seller.

              (n) Taxes. Seller has filed or caused to be filed all Tax Returns affecting the Stations or the Assets which are required to be filed by Seller, all such Tax Returns which have been filed are accurate and complete, and Seller has timely paid all Taxes shown on such returns or on any Tax assessment received by Seller to the extent that such Taxes have become due. There are no Liens for Taxes upon the Stations or the Assets except for the Permitted Encumbrances. Except as disclosed in Schedule 3.1(n), Seller has not received notice of any Tax deficiency or delinquency. Except as disclosed in
Schedule 3.1(n), no Internal Revenue Service audit of Seller is pending or, to the Knowledge of Seller, threatened, and the results of any completed audits are properly reflected in the Financial Statements. All monies required to be withheld by Seller from employees or collected from customers for Taxes and the portion of any Taxes to be paid by Seller to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been reserved against and entered upon the books and are reflected in the Balance Sheet. Except as disclosed in Schedule 3.1(n), there are no legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations.

              (o)    Certain Agreements.

                     (i) Schedule 3.1(o) hereto lists each (A) employment or consulting Contract which is not terminable without liability or penalty on 30 days or less notice, (B) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, and (C) other Contract that is material to the operation of the Stations or to the Seller's business, in any such case to which Seller is a party or Seller or the Assets is bound. Each such Contract described in Schedule 3.1(o) or required to be so described is a valid and binding obligation of Seller and is in full force and effect without amendment. Seller and, to the Knowledge of Seller, each other party to such Contracts, has performed in all material respects the obligations required to be performed under such Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder.
       Schedule 3.1(o) identifies, as to each such Contract listed thereon, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such Contract can be cancelled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A complete copy of each written Contract and a description of each oral Contract set forth in Schedule 3.1(o) has been provided to Buyer prior to the date of this Agreement. Furthermore, each Contract described in Schedule 3.1(o) shall be marked as "Material" if Seller and Buyer agree that any such Contract must be assigned to Buyer and assumed by Buyer in order for the Closing to occur, together with the consent or approval from the other party to such Contract.

                     (ii) Except as disclosed in Schedule 3.1(o), Seller is not a party to any oral or written agreement, plan or arrangement with any employee or any other station or broadcast personnel (whether an employee, consultant or an independent contractor) of Seller (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits longer than forty-five days or other benefits after the termination of employment regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

              (p)    ERISA Compliance; Labor.

                     (i) The present value of all accrued benefits (vested and unvested) under all the Employee Pension Benefit Plans, which Seller or any other trades or businesses under common control within the meaning of Section 4001(b)(1) of ERISA with Seller (collectively, the "ERISA Group") maintains, or to which Seller or any member of the ERISA Group is or has been obligated to contribute (the "Pension Plans"), did not, as of the respective last annual valuation dates for such Pension Plans, exceed the value of the assets of such Pension Plan allocable to such benefits. None of such Pension Plans subject to Title IV of ERISA or any of their related trusts has been terminated or partially terminated. Neither Seller or any member of the ERISA Group has contributed or been obligated to contribute to any Multiemployer Plan. Except as set forth on Schedule 3.1(p), neither Seller nor any member of the ERISA Group has any Employee Benefit Plans.

                     (ii) True, correct, and complete copies of each of the Employee Benefit Plans, and related trusts, if applicable, have been furnished to Buyer, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file Form 5500.

                     (iii) Seller is not a party to any collective bargaining agreement. Seller has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. Seller (A) is, and has always been since January 1, 1995, in substantial compliance with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, equal employment opportunity, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, and workers' compensation, (B) is not engaged, nor has it since January 1, 1995, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1995, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of Seller threatened against it, (C) has no, and has not had since January 1, 1995, any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Knowledge of Seller threatened, against it and (D) has no, and has not had since January 1, 1995, any charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to Seller's Knowledge, threatened against it. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Seller, threatened against or affecting Seller, and Seller has not experienced any labor strike, slowdown, work stoppage or lockout since January 1, 1995. To the Knowledge of Seller no union organizational campaign or representation petition is currently pending with respect to any of the employees of Seller.

              (q) Patents, Trademarks, Etc. Schedule 3.1(q) is a true and complete list of all of the Intellectual Property. Except as set forth on
Schedule 3.1(q), Seller owns or has the unencumbered right to use pursuant to a valid, binding, and enforceable license agreement or other contract or arrangement all such Intellectual Property. To the Knowledge of Seller, Seller is not infringing on any such Intellectual Property, and Seller has no Knowledge of any infringement by others of any of the Intellectual Property owned by Seller. Any Intellectual Property not specifically described in
Schedule 3.1(q) to this Agreement and which arises under common law is sold "AS IS," and there are no express or implied warranties as to any matter concerning such Intellectual Property, including but not limited to title thereto, absence of claims or liens, merchantability and Buyer's right to use such Intellectual Property.

              (r) Affiliate Relationships. Except as disclosed in Schedule 3.1(r), there are no contracts or other arrangements involving Seller in which any officer, director, or Affiliate of Seller has a financial interest, including indebtedness to Seller.

              (s) Assets. The Assets and the Excluded Assets include all assets used or held for use in connection with the business and operations of the Stations as currently conducted. The description of the items comprising the Assets in Section 2.1 constitute all of the assets owned and used by the Stations as a going business, and which are necessary to operate the Stations.

              (t) No Dispositions. Except as otherwise disclosed in this Agreement or in Schedule 3.1(t), since the Balance Sheet Date, there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any of the assets of any Station other than any disposition of
(i) obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, or (iii) assets having, in the aggregate, a value of less than $5,000 disposed of in the ordinary course of business and consistent with past practices.

              (u) Disclosure. No representation or warranty by Seller contained in this Agreement or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact by Seller.

              (v) Choses in Action. No representation or warranty is being made by Seller under this Agreement with respect to Choses in Action, and said Choses in Action are sold in "as-is" condition.

       3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement):

              (a) Organization Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted and is qualified or will be qualified prior to Closing to do business in the State of Alabama.

              (b) Authority. Buyer has all requisite corporate power and authority to enter into the Transaction Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of such Transaction Documents by Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. The Transaction Documents to which Buyer will be a party have been executed and delivered, or upon execution and delivery will be executed and delivered and, upon execution and delivery, will constitute the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

              (c) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents to which Buyer will be a party do not and the performance by Buyer of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.2(c), (i) violate, conflict with, or result in any breach of any provisions of Buyer's Articles of Incorporation and Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Buyer or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any lien charge, security interest, or encumbrance upon any of the Assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which it or any of the Assets may be bound or subjected, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of any Governmental Entity applicable to Buyer or by which or to which any of the Assets is bound or subject. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of the Transaction Documents by Buyer or the consummation of the transactions contemplated thereby, except for the FCC Consents as contemplated by Section 7.1 hereof.

              (d) Litigation. As of the date hereof, there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the Knowledge of Buyer, threatened against it relating to the transactions contemplated by this Agreement.

              (e) FCC Matters. Except as described in Schedule 3.2(e), to the Knowledge of Buyer, there are no facts relating to Buyer under the Communications Act that reasonably may be expected to disqualify it from qualifying as an assignee of the Station Licenses or that would prevent it from consummating the transactions contemplated by this Agreement. Buyer is able to certify on an FCC Form 314 that it is financially qualified.

              (f) Disclosure. No representation or warranty made by Buyer contained in this Agreement or in any certificate furnished by Buyer pursuant to this Agreement contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

       4.1 COVENANTS OF SELLER. Except as contemplated by this Agreement, from the date of this Agreement until the Closing, Seller covenants and agrees that Seller shall not:

              (a) conduct its business in any manner except in a manner which is substantially consistent with the ordinary course of the Stations consistent with past practice, provided that Seller may engage in the transactions described in Schedule 4.1(a); or

              (b) fail to use commercially reasonable efforts to (i) preserve intact Seller's present business organization, and (ii) keep available the services of its present officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Local Sales Manager, Programming Director, and Business Manager, or persons performing comparable duties, of each Station (collectively, the "Station Management")) and over-the-air employees or independent contractors, and (iii) preserve its relationships with customers, suppliers and others having business dealings with Seller; or

              (c) fail to use commercially reasonable efforts to maintain the Assets in their current condition, except for ordinary wear and tear and damage by casualty governed by Section 7.7; or

              (d) fail to use commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices; or

              (e) except for amendments, terminations (without payment of penalty or damages), renewals, or failures to renew (without payment of penalty or damages) of employment agreements with over-the-air personnel in the ordinary course of business and consistent with past practice (subject to prior consultation with Buyer reasonably in advance thereof), materially amend, terminate, or fail to use commercially reasonable efforts to renew any material Contract (i.e., a contract or agreement of the type required to be described in Schedule 3.1(o))(provided that Seller shall not be required to renew any material Contract on terms that are less favorable to Seller), or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any material Contract or enter into any new material Contract; or

              (f) merge or consolidate with or into any other legal entity, dissolve, or liquidate; or

              (g) except as disclosed in Schedule 4.1(g) and except as required by the terms and provisions of written contracts between Seller and an employee thereof as in existence on December 31, 1996, adopt or amend any Employee Benefit Plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any Station Manager, officer, director, or employee or other station and broadcast personnel (whether employees or independent contractors), except as required by law; or

              (h) terminate any employee of any of the Stations without prior consultation with Buyer regarding the basis for such termination, provided, however, that notwithstanding anything to the contrary or apparently to the contrary here, Seller shall have the right to terminate any employee without prior consultation of Buyer if Seller reasonably and in good faith determines that the circumstances surrounding such termination require prompt or immediate action, or if Seller has not been able to contact Buyer and Seller reasonably and in good faith determines that immediate action is required to be taken under the circumstances; or

              (i) acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any Assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event involving an Asset or Assets having an aggregate fair market value in excess of $50,000; or

              (j) mortgage, pledge, or subject to any material Lien, other than Permitted Encumbrances, any of the Assets; or

              (k) except as required by GAAP, applicable law, or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

              (l) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the Stations and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable, or except in accordance with existing practices, a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof; or

              (m) except as disclosed in Schedule 4.1(m) or in accordance with past practices consistent with the ordinary conduct of Seller's business, change any Station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner expected to accelerate the receipt of cash payments or fail to incur annual advertising and promotional department expenses in cash and trade other than as budgeted for 1997 (as such budget previously has been delivered to Buyer); or

              (n) enter into, or enter into negotiations or discussions with any person other than Buyer with respect to any local marketing agreement, time brokerage agreement, joint sales agreement, or any other similar agreement.

       Seller shall notify Buyer if there are any actions that Seller desires to take which are prohibited by Section 4.1. With respect to matters concerning operation of the Stations which require Buyer's consent because of the prohibitions of Section 4.1, Buyer shall be deemed to have consented to Seller's request if Buyer does not give Seller written notice that Buyer is refusing to consent within 3 Business Days after Buyer receives Seller's request for consent.

       4.2 NEGATIVE TRADE BALANCE. Seller shall use commercially reasonable efforts to ensure that the Seller Negative Trade Balance, as defined below, of the Stations, taken as a whole, does not exceed $50,000 in the aggregate at the Closing Date, provided that such excess will be an adjustment to the Purchase Price as provided in Section 2.5(b). "Seller Negative Trade Balance" means the difference, if negative, between the value of time owed under barter agreements to which any of the Stations is a party or by which any of them is bound and the dollar amount of the goods and services to be received under such agreements.

       4.3 ENVIRONMENTAL SITE ASSESSMENTS. If Buyer or its lenders or other financing sources require Phase I or Phase II ESAs, upon written notice from Buyer to Seller identifying the locations at which such ESAs are required, Buyer at Buyer's expense may cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to Buyer and Seller an ESA at each identified transmission site owned, operated, or leased by Seller (but only to the extent the ESA is permitted by the lease) and at such other identified real properties and facilities owned, operated, or leased by Seller. The ESAs that are to be conducted for the benefit of Buyer shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94 and in accordance with sound engineering practices. Seller shall cooperate with Buyer in the diligent pursuit of the performance of the requisite ESAs to their completion (such as completing questionnaires, providing access to Seller's real property and facilities, permitting discussions with officers, etc.). Final copies of the Phase I ESA reports (and, if applicable, Phase II ESA reports) will be made available to Seller at no cost to Seller at the same time or promptly after they are received by Buyer. The cost of any Phase I or Phase II ESA shall be borne by Buyer. Buyer agrees to repair any damage caused by such ESAs and to indemnify Seller against all expenses, damages and liabilities arising from any action or omission in connection with the performance of such ESAs.

                                   ARTICLE 5

                        ADDITIONAL AGREEMENTS OF SELLER

       5.1 NO SOLICITATION OF TRANSACTIONS. Except for the discussions with Buyer and other transactions contemplated in Section 2.1(l) of this Agreement, Seller shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the Assets or any equity interest in Seller or any merger, consolidation, share exchange, business combination, or other similar transaction with Seller or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller shall promptly communicate to Buyer the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, the Seller shall promptly deliver a copy of such proposal to Buyer. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party. Seller promptly shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

       5.2 ACCESS AND INFORMATION. (a) Subject to Section 7.9, until the Closing, subject to applicable rules and regulations of the FCC, and with the prior written consent of Seller and under arrangements prescribed by Seller (including such reasonable restrictions as Seller may require), Buyer and its representatives (including accountants and counsel) will have reasonable access, during normal business hours and in such manner as will not unreasonably interfere with the conduct of the business of Seller, to all properties, books, records, and Tax Returns of Seller and all other information with respect to its business, together with the opportunity to make copies of such books, records, and other documents. Seller will designate those persons ("Seller's Contact Persons") that Buyer is authorized to contact, and Buyer shall not contact or discuss this transaction with any of Seller's officers, directors, employees or agents that are not designated Seller's Contact Persons unless the designated Seller's Contact Persons do not respond, within a reasonable period of time, to Buyer's attempts to contact or communicate with them. In furtherance of the foregoing, in connection with each proposed visit to a Station, Buyer shall notify Seller of the purpose of the visit, the names of the persons attending the visit, the person to be contacted and such other information as Seller may request. Buyer will use reasonable efforts to cause minimal interference with the conduct of the business of Seller. Seller agrees to consent to reasonable requests of Buyer under this Section 5.2(a). Seller may be present during any visit by Buyer. Seller shall authorize and instruct its independent public accountants to meet with Buyer and its representatives, including Buyer's independent public accountants, to discuss the business and accounts of Seller and to make available (with the opportunity to make copies) to Buyer and its representatives, including its independent public accountants, all the work papers of its accountants related to their audit of the consolidated financial statements and Tax Returns of Seller.

              (b) Within 30 days after the end of each calendar month, Seller shall deliver to Buyer, for each of the Stations, and for Seller as a whole, monthly operating statements (in a form consistent with the monthly operating statements previously supplied to Buyer) prepared in the ordinary course of business for internal purposes. In addition, within 45 days after the end of each calendar quarter, Seller shall deliver to Buyer, for each of the Stations, quarterly statements prepared in the ordinary course for internal purposes containing a detailed listing of all trade and barter agreements of each Station showing the status of all such agreements as of the end of the quarter. Subject to any applicable existing legal restrictions, Seller shall deliver to Buyer the rating books and such other ratings information subscribed to by Seller including, without limitation, Arbitrends, Accuratings or any other written information reflective of the quantitative or qualitative nature of the audiences of the Stations for each of the Stations upon receipt of the same by any officer or director of Seller. Seller shall instruct the Station Management of each Station to provide such information and reports to Buyer's corporate officers promptly upon receipt by such Station Management. In addition, Seller will use reasonable efforts to prepare hard copies of each Station's weekly sales pacing reports and will deliver these copies to Buyer in a timely manner; and Buyer acknowledges that Seller has disclosed to Buyer and advised Buyer that Seller has experienced substantial difficulty in preparing or generating these reports and Seller shall not be deemed to be in breach or default of its obligation to provide these reports to Buyer if Seller is not able, using commercially reasonable efforts, to prepare or generate these reports.

              (c) Subject to Section 7.9 and without duplication of Section 5.2(b), at such time as Seller provides the same to its lenders, Seller shall provide Buyer with copies of the financial statements and other information delivered by Seller to such lenders.

              (d)    Except as required by Section 5.3 and the last sentence of
Section 5.2(b) and notwithstanding any provision in this Agreement to the contrary or apparently to the contrary, nothing in this Agreement shall obligate Seller to generate any financial statements, reports or other documents not presently being produced or generated by Seller.

       5.3 ASSISTANCE. If Buyer requests, Seller will cooperate, and will cause its accountants to cooperate, in all reasonable respects with any lawful financing efforts of Buyer or its Affiliates, including providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing and any other filings that may be made by Buyer or its Affiliates with the SEC, all at the sole expense of Buyer. Seller (a) shall furnish to its independent accountants (or, if requested by Buyer to Buyer's independent public accountants), such customary management representation letters as its accountants may require of Seller as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Buyer or its Affiliates and (b) shall furnish to Buyer all financial statements (audited and unaudited) and other information in the possession of Seller or its representatives or agents as Buyer's independent public accountants shall reasonably determine is necessary or appropriate in connection with such financing. Buyer will indemnify and hold harmless Seller and its officers, directors, controlling persons, agents and representatives from and against any and all claims, losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the financing efforts by Buyer or its Affiliates, including any registration statement, prospectus, offering documents, and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Buyer from asserting any claim for breach of representation or warranty under this Agreement.

       5.4 COMPLIANCE WITH STATION LICENSES. Seller shall cause the Stations to be operated in all material respects in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in all material respects in compliance with all other Applicable Laws. Seller shall use all commercially reasonable efforts not to cause or permit any of the Station Licenses to expire or be surrendered, adversely modified, or terminated. Seller shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required by the FCC to be filed in connection with the Seller's operation of the Stations. In addition, if requested by Buyer and at Buyer's sole expense, Seller shall file or cause to be filed with the FCC applications for new, specifically identified frequencies that may be useful in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, Seller will use all commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations. Seller will use all commercially reasonable efforts to maintain the FCC construction permits (if any) listed in Schedule 3.1(f) in effect until the applicable construction projects are complete and to diligently prosecute all pending FCC applications listed in Schedule 3.1(f).
If Seller (or its FCC counsel) receives
an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, that could affect Seller's ability to consummate the transactions contemplated hereby, or should Seller (or its FCC counsel) become aware of any fact relating to the qualifications of Seller that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the Station Licenses, Seller shall promptly notify Buyer in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

       5.5 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it acquires Knowledge that has caused or that would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) the failure of Seller, or any officer, director, employee, or agent of Seller, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder, (c) the occurrence of a Station Event (as defined in Section 9.1), and (d) the occurrence of any threat made to Seller by any General Manager, Station Manager, General Sales Manager or Programming Director of a Station to resign or otherwise terminate their employment or independent contractor relationship with Seller. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

       5.6 THIRD PARTY CONSENTS. After the date hereof and prior to the Closing, Seller shall use its commercially reasonable efforts to obtain the written consent from any party to an agreement or instrument identified in
Schedule 3.1(o) or any other Assumed Contract which is required to permit the consummation of the transactions contemplated hereby.

                                   ARTICLE 6

                               COVENANTS OF BUYER

       6.1 NOTIFICATION OF CERTAIN MATTERS. If Buyer (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Buyer's ability to consummate the transactions contemplated hereby, or should Buyer (or its FCC counsel) become aware of any fact relating to the qualifications of Buyer that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the Station Licenses, Buyer shall promptly notify Seller thereof and shall use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement; provided, however, except as set forth in Schedule 3.2(e) below, that Buyer shall not be required pursuant to this Section 6.1 to divest itself or cause any Affiliate thereof to divest itself of any media business, broadcast property or interest therein. Notwithstanding the foregoing, Buyer represents and warrants that Buyer's Affiliate(s) is going to divest itself of the broadcast property described in Schedule 3.2(e) and will file the appropriate applications for the sale and transfer thereof within 30 days after the date of this Agreement. In addition, Buyer shall give to Seller prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, (b) the failure of Buyer, or any officer, director, employee, or agent thereof, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder, (c) any litigation, arbitration, or administrative proceeding pending or, to its Knowledge, threatened against Buyer which challenges or materially affects the transactions contemplated hereby. No such notification shall affect the representations or warranties of the parties or the conditions of their respective obligations hereunder.

       6.2 BIRMINGHAM MARKET. Buyer warrants, represents and covenants that, as of the date hereof, it does not own or operate any other radio stations in the Birmingham market and has no plans to acquire any other radio stations (or other media or broadcast properties) in the Birmingham market at any time prior to the Closing hereunder. Except for a Multi-City Acquisition (hereafter defined), Buyer agrees that it will not contract to buy or enter into a letter of intent with any other radio stations, media businesses or broadcast properties (or owners of any other radio stations, media businesses or broadcast properties) in the Birmingham market until after the Closing. For purposes of this Agreement, a "Multi-City Acquisition" is an acquisition of more than one radio station, media business or broadcast property located in several cities from a single seller or a group of affiliated sellers in a single transaction or a series of related transactions. The obligations of Buyer under this Section 6.2 do not prohibit Buyer from entering into any acquisition that includes a station, media business or broadcast property in the Birmingham market if (i) Buyer promptly takes whatever measures or actions are necessary or required (including divestiture of the Birmingham station(s), media businesses or broadcast properties) included as part of the Multi-City Acquisition) to obtain prompt approval of the transaction described in this Agreement by the FCC and all other governmental agencies having jurisdiction, and (ii) Buyer reasonably believes (after consultation with its legal counsel) that any such acquisition will not result in the FCC having any grounds or reasons for delaying or rejecting the FCC Consents required under this Agreement for the Closing.

       6.3 EMPLOYEE MATTERS. Except as otherwise provided in Section 6.4, Buyer will use its reasonable efforts to determine at least ten days prior to the Closing Date those employees of Seller to whom it desires to extend offers of employment. Any offers so extended by Buyer shall be on such terms and conditions that Buyer shall determine in its sole discretion. Buyer will give Seller prompt notice of the names of any employee of Seller to whom Buyer has determined not to extend an offer of employment.
If the Closing occurs, and provided that Buyer complies with the terms of this
Section 6.3, Seller waives any claims against Buyer and any of Seller's employees who are extended an offer of employment by Buyer arising from such employment by Buyer, including any claims arising under any employment agreement or noncompete agreement between such person and Seller, provided that if the Closing does not occur Seller may continue to enforce all employment and noncompetition agreements. All offers of employment by Buyer to Seller's employees shall be conditioned on the occurrence of the Closing, and such employees shall not become employees of Buyer until the Closing Date.

       6.4 SEVERANCE PAY ARRANGEMENTS. Seller has entered or will enter into severance agreements (the "Severance Agreements") with Bill Thomas and Carol Wells that provide for two years of salary ("Protection Pay") if they are terminated and with John Jenkins, Scott Farkas and Craig Yancey that provide for one year of Protection Pay if their employment is terminated (said five employees are referred to as the "Protected Employees"). Within 10 Business Days after the date hereof, Buyer shall interview the Protected Employees and advise Seller in writing if Buyer will not hire any of the Protected Employees (the "Rejected Employees") (the remainder of the Protected Employees [that are not Rejected Employees] are referred to as the "Accepted Employees"). With respect to the Accepted Employees, Buyer agrees to assume Seller's obligation to pay the Protection Pay to these employees in accordance with the terms of the Severance Agreements. With respect to the Rejected Employees, Seller will terminate these employees on or before the Closing, and Buyer agrees to pay Seller at Closing an amount equal to one half of the total amount of Protection Pay (which payment is in addition to the Purchase Price) that these employees would be entitled to receive, and Seller shall remain solely responsible for paying all Protection Pay that is owed to the Rejected Employees.

       6.5 FCC APPROVAL. Except as disclosed in Schedule 3.2(e) as of the date hereof, Buyer does know of any reason or fact or circumstances with respect itself that would cause or prompt the FCC to reject or refuse to grant its consent t the transfer of the Licenses and Stations to Buyer ("Adverse Facts"). Buyer represents and warrants that, as of the date hereof, Buyer meets and satisfies the legal, financial and other qualifications and requirements under the Communications Act and the rules, regulations and policies related thereto necessary in order to be the holder of an FCC license and necessary in order to own and operate the Stations. Buyer shall immediately notify Seller if at any time after the date hereof Buyer becomes aware of any (i) Adverse Fact, or (ii) any reason why Buyer may not or does not meet or satisfy the legal, financial and other qualifications and requirements under the Communications Act and the rules, regulations and policies related thereto necessary in order to be the holder of an FCC license of the Stations and necessary in order to own and operate the Stations. Buyer's FCC Application will accordingly state Buyer's financial ability to consummate the purchase of the Assets at the Closing and operate the Stations for three months.

       6.6 APPROVALS. Buyer shall use reasonable efforts to cooperate with Seller to obtain all consents and approvals of third parties, required to permit transfer of the Assets, including, without limitation, the consents and approvals described in Sections 7.1 and 7.3, and the consents and approvals of third parties obligated under Asset warranties, third parties to the Assumed Contracts and issuers of Licenses and estoppel and non-disturbance agreements and attornment agreements from landlords of Seller all in such form as shall be reasonably acceptable to Seller's and Buyer's counsel, all with a view to obtaining all such consents and approvals as promptly and expeditiously as possible. Notwithstanding this Section 6.6, Seller is solely responsible for obtaining all such third party consents, but Buyer is obligated to cooperate with Seller as provided herein.

       6.7 SHARING INFORMATION. Subject to Section 7.9, Buyer agrees to promptly provide to Seller at no cost to Seller a copy of all documents generated as part of Buyer's due diligence and approval process, including but not limited to title commitments, surveys, ESAs, FCC and HSR filings, engineering reports and all responses to permit applications.

       6.8 FINANCIAL CAPABILITY. Buyer warrants and represents that Buyer has commitments for the funds necessary to consummate the purchase of the Assets at the Closing pursuant to this Agreement. Buyer shall promptly notify Seller in the event that there is any change or modification with respect to Buyer's commitments for such funds.

                                   ARTICLE 7

                                MUTUAL COVENANTS

       7.1 APPLICATION FOR FCC CONSENTS. By the tenth business day after the date hereof, Seller and Buyer will, and will cause all necessary persons or entities to join in one or more applications filed with the FCC requesting the FCC's written consent to the assignment of the FCC Licenses pursuant to this Agreement (the "Applications"). The parties will take all proper steps reasonably necessary (a) to diligently prosecute the Applications and (b) to obtain the FCC Consents. The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement; provided, however, that Buyer shall not be required pursuant to this Section 7.1 to divest itself or cause any Affiliate thereof to divest itself of any media business or interest therein, but Buyer may be required to divest itself or cause any Affiliate thereof to divest itself of any radio station in accordance with the provisions of Section 6.2 herein. The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement.

       7.2 CONTROL OF STATIONS. This Agreement shall not be consummated until after the FCC Consents with respect to the Applications referred to in
Section 7.1 are granted and have become Final Orders. Between the date of this Agreement and the Closing Date, Buyer will not directly or indirectly control, supervise or direct the operation of the Stations. Further, between the date of this Agreement of the Closing Date, Seller shall, directly or indirectly, supervise or control the operation of the Stations. Such operation shall be the sole responsibility of Seller.

       7.3 OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities (other than the FCC) such requests, reports, or notifications as may be required in connection with the consummation of the transactions contemplated by this Agreement, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Nothing in this Section 7.3 shall require Buyer to divest itself or to cause any Affiliate thereof to divest itself of any media business or interest therein, unless required in connection with the provisions of Section 6.2 hereof.

       7.4 ACCOUNTS RECEIVABLE. All Accounts Receivable shall remain the property of Seller. Seller hereby authorizes Buyer, however, to collect such receivables for a period of 180 days after the Closing. Seller shall deliver to Buyer a complete and detailed statement of each account within three days after Closing and Buyer shall use its reasonable efforts, consistent with its customary collection practices for its own accounts receivable, without compensation, to collect each Account Receivable during such 180 days. During that period Buyer shall provide to Seller a detailed bi-monthly statement of the Accounts Receivable showing amounts collected to the date, and amounts outstanding as of the same date, and, within 15 days of the end of the period covered by such statement, deliver to Seller the Accounts Receivable report and a check for the amounts collected during such period. All payments received by Buyer during the 180-day period following the Closing Date from a person obligated with respect to an Account Receivable shall be applied first to Seller's account and, only after full satisfaction thereof, to Buyer's account; provided, however, that if such person has, in the reasonable opinion of Buyer, a legitimate dispute with Seller (and not with Buyer) with respect to such Account Receivable and Buyer also has an account receivable from such person, all payments received by Buyer during the 180-day period following the Closing Date from such person shall be applied first to Buyer's account and only after the earlier to occur of full satisfaction of Buyer's account or resolution of such dispute with Seller, to Seller's account. An Account Receivable shall not be deemed a disputed Account Receivable until after Buyer gives Seller written notice that it is treating the Account Receivable as disputed, along with a written explanation of why it is considered disputed. Such notice shall be accompanied by any customer documents that Buyer has received related to the dispute. Buyer shall not be required to refer any Account Receivable to a collection agency or an attorney for collection, nor shall it compromise, settle, or adjust any Account Receivable having a value in excess of $1,000 without receiving the approval of Seller. Seller shall take no action with respect to the Accounts Receivable, such as litigation, until the expiration of such 180-day period without Buyer's prior written consent. Following the expiration of said 180-day period, Seller shall be free to take such action as Seller may in its sole discretion determine to collect any Accounts Receivable then outstanding.

       7.5 BROKERS OR FINDERS. Seller represents and warrants to Buyer that no agent, broker, investment banker, or other person engaged by Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee through Seller or as a result of the actions of Seller in connection with any of the transactions contemplated by this Agreement. Except for the previously disclosed fee payable to Media Venture Partners, which fee shall be paid in accordance with the provisions of Section 12.8(a), Buyer represents and warrants to Seller that Buyer has not engaged any broker, investment banker or other person that will be entitled to any broker's or finder's fee or any other commissions or fee from Seller in connection with any of the transactions contemplated by this Agreement.

       7.6 BULK SALES LAW. Buyer agrees to waive compliance by Seller with the requirements of any bulk sales or fraudulent conveyance statute, and Seller agrees to indemnify and hold Buyer harmless against any claim made against Buyer by any creditor of Seller as a result of a failure to comply with any such statute.

       7.7    RISK OF LOSS.

              (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation, or condemnation that is material, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation or condemnation.

              (b) If Seller, at its expense, repairs, replaces, or restores such Assets to their prior condition to the satisfaction of Buyer before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

              (c) If Seller does not or cannot restore or replace lost, damaged, impaired, confiscated or condemned Assets having a replacement cost in excess of $500,000 in the aggregate or informs Buyer that it does not intend to restore or replace such Assets, Buyer may at its option:

                     (i) terminate this Agreement by notice forthwith without any further obligation hereunder; or

                     (ii) proceed to the Closing of this Agreement without Seller completing the restoration and replacement of such Assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Buyer; and in such event, Seller shall have no further liability with respect to the condition of the Assets directly attributable to the loss, damage, impairment confiscation, or condemnation.

              (d) Buyer will notify Seller of a decision under the options described in Section 7.7(c)(i) or 7.7(c)(ii) above within ten business days after Seller's notice to Buyer of the damage or destruction of Assets and the estimate of the costs to repair or replace; provided, however, that if Seller states that it intends to restore the damaged Assets and if Seller has not restored such damaged Assets prior to the Closing Date, notwithstanding Buyer's prior delivery of a notice to proceed pursuant to this Section 7.7(d), Buyer shall have the right to either postpone the Closing or terminate this Agreement by notice forthwith.

       7.8 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer suffers a liability or expense, or Buyer is damaged, under an Assumed Contract, and as a result Buyer seeks indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seeks to enforce such Assumed Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for Seller to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request and the sole expense of Buyer, Seller shall take such action as Buyer may reasonably request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement, and Buyer agrees to indemnify and hold Seller harmless with respect to all reasonable expense and liability that Seller may incur as a result of any such assistance provided to Buyer.

       7.9 PROTECTED DOCUMENTS. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall be construed as requiring either Buyer or Seller to disclose documents protected by an attorney-client privilege or documents related to the negotiation of the terms of this transaction.

                                   ARTICLE 8

                              CONDITIONS PRECEDENT

       8.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of Buyer and Seller to effect the transactions contemplated hereby are subject to the satisfaction (or, in the case of the condition specified in the last sentence of Section 8.1(a), the waiver by Buyer) on or prior to the Closing Date of the following conditions:

              (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained. The FCC Consents shall have become Final Orders and shall be (i) in such form and substance so as to comply with the provisions of this Agreement and (ii) without the inclusion of any adverse conditions materially affecting Buyer's operation or ownership of any Station other than any adverse conditions generally imposed by the FCC.

              (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

              (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

       8.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

              (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Seller contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by the chief executive officer or by the chief financial officer of Seller.

              (b) Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by the chief executive officer or by the chief financial officer of Seller.

              (c) Consent Under Agreements. Buyer shall have been furnished with evidence reasonably satisfactory to it (using good faith) of the consent or approval of each person that is a party to a Contract identified in Schedule 3.1(o) as "Material" whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby and such consent or approval shall be in form and substance satisfactory to Buyer (using good faith).

              (d) Legal Opinion. Buyer shall have received from Riezman & Blitz, P.C., counsel to Seller, an opinion dated the Closing Date, in substantially the form attached as Exhibit G hereto, which opinion, if requested by Buyer, shall expressly provide that it may be relied upon by Buyer's lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby.

              (e) Real Estate Title Commitment. Within 45 days after the date of this Agreement, Buyer, at its sole cost and expense, shall have ordered and obtained a preliminary report on title to the Owned Real Property covering a date subsequent to the date of this Agreement, issued by the Title Company, which preliminary report shall contain a commitment (the "Title Commitment") of the Title Company to issue an owner's title insurance policy at standard rates at Seller's cost as Buyer may reasonably require (the "Title Policy") insuring the fee simple interest of Seller in the Owned Real Property. If Buyer shall fail to disapprove any of the matters contained in the Title Commitment by written notice to Seller within ten Business Days of receipt of the Title Commitment from the Title Company, Buyer shall be deemed to have approved all title exceptions shown in the title commitment as to which Buyer has not made a written objection. A copy of the Title Commitment is to be provided to Seller. If Buyer fails to obtain a title commitment within 45 days after the date of this Agreement, then Buyer is deemed to have approved all title exceptions that would have been shown on a title commitment if Buyer had obtained it. The Title Commitment shall be in the amount set forth in Schedule 8.2(e) and shall be subject only to the standard printed exceptions and: (i) liens of current state and local property taxes which are not delinquent or subject to penalty;
(ii) zoning regulations and restrictive covenants and easements of record which do not detract from the value of the Owned Real Property and do not materially and adversely affect, impair or interfere with the use of any Owned Real Property affected thereby as heretofore used by Seller or the Stations (to the extent that Buyer has not objected in the above notice to any such zoning regulations, restrictive covenants and easements the same shall be deemed to not materially and adversely affect, impair or interfere with the use of any Owned Real Property affected thereby); (iii) public utility easements of record, in customary form, to serve the Owned Real Property; (iv) Permitted Encumbrances; and (v) liens that Seller will remove at Closing. Such title policy shall be issued on the Closing Date.

              (f) Survey. Buyer, at its sole cost and expense, may obtain a survey of the Owned Real Property as of a date subsequent to the date hereof which shall: (i) be prepared by a registered land surveyor reasonably acceptable to Buyer; (ii) be certified to the Title Company and to Buyer; and
(iii) show with respect to the Owned Real Property: (A) the legal description of the Owned Real Property (which shall be the same as the Title Policy pertaining thereto); (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way across or serving the Owned Real Property (including any off-site easements affecting or appurtenant thereto); (C) no encroachments upon the Owned Real Property or adjoining parcels by buildings, structures or improvements and no other survey defects; (D) access to such parcel from a public street; and (E) a flood certification reasonably satisfactory to Buyer to the effect that no portion of the Owned Real Property is located within a flood hazard area.

              (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Seller pursuant to
Section 9.2 shall have been delivered , and Seller shall have waived (or acknowledged as satisfied) all of the conditions to Seller's obligations to consummate the Closing set forth in this Agreement, including those conditions described in Sections 8.1 and 8.3 hereof; provided that in no event shall such waiver prejudice Seller's rights under Article 11 of this Agreement.

       8.3 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller.

              (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

              (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

              (c) Closing, Deliveries. All documents and instruments required to be delivered by Buyer pursuant to Section 9.2 shall have been delivered, and Buyer shall have waived (or acknowledged as satisfied) all of the conditions to Buyer's obligations to consummate the Closing set forth in this Agreement, including those conditions described in Sections 8.1 and 8.2 hereof ; provided that in no event shall such waiver prejudice Buyer's rights under Article 11 of this Agreement.

              (d) Legal Opinion. Seller shall have received from Vinson & Elkins, L.L.P., counsel to Buyer, an opinion dated the Closing Date, in substantially the form attached as Exhibit A hereto.

                                   ARTICLE 9

                                    CLOSING

       9.1 CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article 8 and the provisions of Section 2.4(b), the Closing will take place at the offices of Vinson & Elkins, L.L.P., at 10:00 a.m., local time, on the 12th Business Day after the day on which the FCC Consents have been granted by Final Order, or at such other place and time as Buyer and Seller may agree in writing (the "Closing Date").

       Notwithstanding the foregoing:

              (a) In the case of a Trading Event, a Banking Event or a Station Event (in each case as defined below), (i) if the Cessation Date (as defined below) is less than 30 days after the Event Date (as defined below), Buyer, in its discretion, may extend the Closing Date to a date not later than the 15th day after the Cessation Date, (ii) if the Cessation Date is more than 30, but less than 45, days after the Event Date, Buyer, in its discretion, shall elect on the first to occur of the 10th Business Day after the Cessation Date or the 45th day (or, if not a Business Day, the next Business Day) after the Event Date (the "Election Date") to either (A) close the transactions contemplated by this Agreement on the later to occur of the fifth Business Day after the Election Date or the 45th day (or, if not a Business Day, the next Business Day) after the Event Date or (B) terminate this Agreement, or (iii) if the Cessation Date has not occurred by the 45th day after the Event Date, then on the 45th day (or, if not a Business Day, the next Business Day) after the Event Date, Buyer, in its discretion, may elect to terminate this Agreement, and if Buyer has not elected to so terminate this Agreement, then Buyer shall close the transactions contemplated by this Agreement on the 50th day (or, if not a Business Day, the next Business Day) after the Event Date. Any election or termination rights described herein shall only be exercised through the giving of written notice of any such election or termination in the manner provided for notices under this Agreement;

              (b) If a Cure Period (as defined in Section 10.1(b)(i)) has not ended on or before the Closing Date, the Closing Date shall be extended to the end of the Cure Period; and

              (c) If the Closing does not occur within 20 days after the date of the Final Order, the parties shall request approval from the FCC to extend the Closing so that the Closing contemplated hereunder will not violate any FCC rules or regulations.

       For purposes of this Agreement, a "Trading Event" shall mean that trading generally in securities on the New York Stock Exchange shall have been suspended or materially limited; a "Banking Event" shall mean that a general moratorium on commercial banking activities in New York, New York shall have been declared by any federal or state authority; and a "Station Event" shall mean any act of nature (including fires, floods, earthquakes, and storms), calamity, casualty or condemnation that has caused one or more Stations representing an aggregate of at least 3% of the consolidated gross revenues of Seller for the last full 12 calendar months prior to the Station Event not to be operating in a manner substantially consistent with the operations conducted before such act, omission, calamity, casualty or condemnation; an "Event Date" shall mean the date on which a Trading Event, Banking Event, or a Station Event occurs; and a "Cessation Date" shall mean the date on which a Trading Event, Banking Event, or a Station Event ends. Pro forma adjustments shall be made for purposes of calculating gross revenues for the 12-month period specified in the definition of "Station Event" with respect to any radio broadcast station acquired during such 12-month period, to assume that such station was acquired at the beginning of such 12-month period and include the gross revenues of such station for the full 12-month period.

       9.2    ACTIONS TO OCCUR AT CLOSING.

              (a) At the Closing, Buyer shall deliver to Seller (or to the Escrow Agent, as indicated) the following:

                     (i) Purchase Price. The Purchase Price (less the Holdback Amount) by wire transfer of immediately available funds;

                     (ii) Holdback Amount. The Holdback Amount to the Escrow Agent by wire transfer of immediately available funds;

                     (iii) Certificates. The certificates referred to in Sections 8.3(a) and 8.3(b);

                     (iv) Assumption Agreement. A counterpart of the Assumption Agreement executed by Buyer;

                     (v) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by Buyer; and

                     (vi) Non-Competition Agreement. A counterpart of the Non-Competition Agreement executed by Buyer.

                     (vii) Opinion of Counsel. The opinion of counsel referred to in Exhibit A.

              (b) At the Closing, Seller shall deliver to Buyer the following:

                     (i)    Certificates.  The certificates described in
       Section 8.2(a) and 8.2(b);

                     (ii) Assumption Agreement. A counterpart of the Assumption Agreement executed by Seller;

                     (iii) Indemnification Escrow Agreement. A counterpart of the Indemnification Escrow Agreement executed by Seller;

                     (iv) Non-Competition Agreements. A counterpart of the Non-Competition Agreement between Buyer and Seller executed by Seller;

                     (v) Legal Opinions. The opinions of counsel referred to in Section 8.2(d);

                     (vi) Transfer Documents. The duly executed Bill of Sale and Assignment, together with any other assignments and other transfer documents as requested by Buyer;

                     (vii) Consents; Acknowledgments. The original of each Consent;

                     (viii) Estoppel Certificates. Estoppel certificates from the lessor(s) of the Leased Real Property in a form and substance satisfactory to Buyer and its lenders or other financing sources;

                     (ix) Licenses, Contracts, Business Records, Etc. To the extent they are in the possession of Seller, copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records and all files and records used by Seller in connection with a Stations' business and operations, which copies shall be available at the Closing or at a Station's principal business offices;

                     (x) Warranty Deed. A special Warranty Deed executed by Seller conveying fee simple title to the Owned Real Property to Buyer, subject only to the Permitted

       Encumbrances, in proper statutory form for recording together with documentary stamps affixed thereto;

                     (xi) No-Lien Affidavit. A standard No-Lien Affidavit executed by Seller, which shall be in the recordable form and otherwise satisfactory to the Title Company in order to delete the standard printed exceptions relating to mechanics' liens and parties-in-possession;

                     (xii) GAP Affidavit. An affidavit, if requested by the Title Company, as may be necessary to ensure the gap between the effective date of the Title Commitment to and through the date of the recordation of the deed to the Owned Real Property; and

                     (xiii) Title Requirements. Such other documents as shall be reasonably required by the Title Company as called for or required under the terms of any title policy obtained or issued to Buyer.

              (c) At the Closing, Seller and Buyer shall instruct the Escrow Agent to deliver, and it shall deliver, the Earnest Money to Buyer.

              (d) At the Closing, Buyer shall receive from the chief executive officer or chief financial officer of Seller a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code.

                                   ARTICLE 10

                       TERMINATION, AMENDMENT AND WAIVER

       10.1   TERMINATION.  This Agreement may be terminated prior to the
Closing:

              (a)    by mutual consent of Buyer and Seller;

              (b)    by either Seller or Buyer;

                     (i) if there shall have been any material breach (provided that any representation or warranty of a party contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) of any representation, warranty, covenant, or agreement, on the part of Buyer, on the one hand, or Seller, on the other hand, set forth in this Agreement, which breach shall not have been cured within 20 days (the "Cure Period") following receipt by the breaching party of written notice of such breach.

                     (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

                     (iii) if, for any reason, the FCC denies or dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                     (iv) if, for any reason, any of the Applications is designated for an evidentiary hearing by the FCC; or

                     (v) if the Closing shall not have occurred by the later of December 31, 1997 (the "Termination Date"), or the date to which the Closing Date is extended pursuant to Section 2.4; provided, however, that the right to terminate this Agreement under this clause (v) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

              (c)    by Buyer:

                     (i)    pursuant to the provisions of Section 7.7;

                     (ii) with respect to a Trading Event, a Banking Event or Station Event, at its option, as provided in Section 9.1; or

                     (iii) if the FCC grants any of the Applications with any materially adverse conditions not generally imposed on grants of such applications and the time for reconsideration or court review under the Communications Act with respect to such adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review.

       The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement.

       Notwithstanding anything in the foregoing to the contrary, no party that is in breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other party.

       10.2   EFFECT OF TERMINATION.

              (a) In the event of a termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of either Buyer or Seller, except for liability arising out of a breach of this Agreement. If this Agreement is terminated by Seller pursuant to Section 10.1(b)(i), the parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain. Accordingly, in such event and if within 10 Business Days after termination of this Agreement by Seller pursuant to Section 10.1(b)(i), Seller delivers to Buyer a written demand for liquidated damages, subject to Buyer's receipt of a counterpart of the Release executed by Seller, Seller shall be entitled to the sum of $1,000,000 as liquidated damages payable by Buyer within 10 Business Days after receipt of Seller's written demand and payable in accordance with the provisions of the Deposit Escrow Agreement. As security for payment thereof, Buyer has, concurrently with the execution of this Agreement, entered into the Deposit Escrow Agreement with Seller and the Escrow Agent as provided in Section 2.7. The parties agree that the foregoing liquidated damages, plus the additional liquidated damages described below, are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to be incurred by Seller resulting from the termination of this Agreement because of a default by Buyer. Seller agrees that, to the fullest extent permitted by law, Seller's right to payment of such liquidated damages as provided in this Section 10.2 shall be its sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Seller may suffer or allege to suffer as a result of any claim or cause of action asserted by Seller relating to or arising from breaches of the representations, warranties, or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing. If this Agreement is terminated by Seller pursuant to Section 10.1(b)(i), upon Buyer's receipt of a counterpart of the Release executed by Seller, Buyer and Seller shall instruct the Escrow Agent to release the Earnest Money to Seller. If this Agreement is terminated either by Buyer or Seller pursuant to any provision of Section 10.1 other than a termination by Seller pursuant to
Section 10.1(b)(i), then Buyer and Seller shall instruct the Escrow Agent to release the Earnest Money to Buyer. Notwithstanding anything to the contrary or apparently to the contrary in this Agreement, (i) in the event Seller is entitled to receive the sum of $1,000,000 as liquidated damages under this Agreement and Buyer does not cooperate in facilitating the receipt and delivery of said Earnest Money to Seller (including, but not limited to, failure of Buyer to instruct the Escrow Agent to release the Earnest Money to Seller if this Agreement is terminated by Seller pursuant to Section 10.1(b)(i)), and Seller commences legal proceedings to collect said Earnest Money and Seller obtains a judicial determination by a court of record, which is final and non-appealable, that Seller is entitled to collect said Earnest Money, Buyer agrees that Seller shall be also entitled to received from

Buyer an additional sum of $500,000 as additional liquidated damages (thereby resulting in the total amount of $1,500,000 as liquidated damages) to compensate Seller for any such lack of cooperation on the part of Buyer, and
(ii) in the event Seller asserts that it is entitled to receive the sum of $1,000,000 as liquidated damages under this Agreement and a judicial determination is made by a court of record, which is a final and non-appealable judgement, that Seller is not entitled to receive said $1,000,000 pursuant to this Agreement, then in addition to the return to Buyer of the $1,000,000, the Seller shall pay Buyer the sum of $500,000 as liquidated damages to compensate Buyer for any delay in the return of the Earnest Money to Buyer.

              (b) As a condition of payment, and upon receipt of the liquidated damages under this Section 10.2, Seller irrevocably and unconditionally releases, acquits, and forever discharges Buyer and its successors, assigns, officers, directors, employees, agents, stockholders, subsidiaries, parent companies and other affiliates (corporate or otherwise) (the "Released Parties") of and from any and all Released Claims, including, without limitation, all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Transaction Documents or any agreement entered into in connection therewith or related thereto. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by any party hereto, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, provided that Released Claims do not include: (i) a release of Buyer from any obligation to maintain the confidentiality of information provided by Seller, (ii) Buyer's obligation to pay those transaction expenses which are allocated to Buyer under this Agreement (such as title, survey and ESA charges), (iii) Buyer's obligations under this Agreement to indemnify Seller against liabilities caused by the actions of Buyer (such as the indemnity against broker claims), and (iv) any claims that Seller has against Buyer that do not arise under this Agreement (for example, a claim for damages if Buyer negligently caused a fire during an inspection that destroyed Seller's property). If Seller commences legal proceedings (i) to enforce the provisions of Section 10.2 or (ii) to collect the Earnest Money (and a judicial determination is made in favor of Seller as described in Section 10.2(a)), then Seller shall also be entitled to recover reasonable attorney fees and costs and expenses incurred in connection therewith. If Seller commences legal proceedings (i) to enforce the provisions of Section 10.2 or (ii) to collect the Earnest Money (and a judicial determination is made in favor of Buyer as described in Section 10.2(a)), then Buyer shall also be entitled to recover reasonable attorney's fees and costs and expenses incurred in connection therewith.

                                   ARTICLE 11

                                INDEMNIFICATION

       11.1 INDEMNIFICATION OF BUYER. Subject to the provisions of this Agreement, Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

       11.2   INDEMNIFICATION OF SELLER.

              (a) Subject to the provisions of this Agreement, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

       11.3   DEFENSE OF THIRD PARTY CLAIMS.

              (a) An Indemnified Party shall give written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Such notice shall be accompanied by all documents the Indemnified Party has received or obtained with respect to the third-party action. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 11 unless the failure to give such notice prejudices such Indemnifying Party's ability to defend such third-party action. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

              (b) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the reasonable attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory (using good faith and commercially reasonable standards) to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party and which prejudice the rights of the Indemnified Party, or (iv) there is a conflict of interest on the part of Indemnifying Party's counsel that makes it inappropriate under applicable standards of professional conduct to have common counsel);

              (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business. The Indemnifying Party may enter into a settlement without the consent of the Indemnified Party if the settlement (i) includes a release of the Indemnified Party as described in paragraph (d) below and (ii) the settlement does not include any injunctive or equitable relief that would adversely affect the business of the Indemnified Party;

              (d) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

              (e) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially and adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

       The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 11 and, in connection therewith, subject to Section 7.9, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

       11.4 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved ("Direct Claim"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Such notice shall be accompanied by all information the Indemnified Party has concerning the claim. The Indemnified Party and Indemnifying Party shall cooperate with each other so as to provide the Indemnifying Party with the reasonable opportunity to cure the underlying matter which is the subject of the Direct Claim provided that this does not prejudice the rights of the Indemnified Party under this Section 11.4. Subject to the limitations set forth in Section 11.6(b), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless such failure or the delay resulting from such failure materially prejudices the Indemnifying Party's ability to defend such claim.

       11.5 ESCROW. On the Closing Date, Buyer and Seller will enter into the Indemnification Escrow Agreement in accordance with which Buyer shall, at Closing, deposit an amount of the Purchase Price equal to $1,000,000 (the "Holdback Amount") with the Escrow Agent.

       11.6 LIMITATIONS. The following provisions of this Section 11.6 shall be applicable from, after and including the day of the Closing:

              (a) Minimum Loss. No Indemnifying Party shall be required to indemnify an Indemnified Party for Indemnified Representation Costs unless and until the aggregate amount of such Indemnified Representation Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this
Article 11 exceeds $100,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Representation Costs in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.6 and in Section 11.7 below.

              (b) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article 11 unless a written claim for indemnification in accordance with Section 11.3 or
11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the first anniversary of the Closing Date, and any claim given by the Indemnified Party after the first anniversary of the Closing Date is null and void and shall be disregarded by the Indemnifying Party, except that this time limitation shall not apply to any claims contemplated by Section 12.19.

              (c) Recourse against Escrowed Funds. Notwithstanding anything to the contrary or apparently to the contrary in this Agreement except as provided in Sections 11.6(d) and (e), the Indemnification Escrow Agreement, or the Transaction Documents or any of them, a Buyer Indemnified Party shall be entitled to payment only out of the Holdback Amount for all amounts due to a Buyer Indemnified Party with respect to any and all claims by a Buyer Indemnified Party against Seller for Buyer Indemnified Representation Costs payable under this Article 11 or payable under any other provision of this Agreement. In the event of a conflict between the terms of this Section 11.6(c) and the terms of the Indemnification Escrow Agreement, the Transaction Documents and any other provision of this Agreement, the provisions of this Section 11.6(c) shall govern and control. With respect to any claim asserted after the Closing, Buyer covenants not to sue Seller, and Buyer agrees to not levy against or make any other claims against Seller's assets (other than a claim directly against the Holdback Amount) with respect to any claims that constitute Buyer Indemnified Representation Costs.

              (d)    Other Indemnified Costs.  The provisions of this Section
11.6 shall only be applicable to Indemnified Representation Costs and shall not be applicable to any other Indemnified Costs except to the extent that Indemnified Costs are deemed to be included within the definition of Indemnified Representation Costs pursuant to the provisions of this Agreement.

              (e)    Claims for Fraud.  Notwithstanding any provisions of this
Section 11.6 to the contrary, the limitations contained paragraphs (a), (b) and
(c) of this Section 11.6 shall not apply to any claims under Section 12.19.

       11.7 INSTRUCTIONS TO ESCROW AGENT. Seller hereby covenants and agrees that at any time Seller is or becomes obligated to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs under this Article 11, Seller will execute and deliver to the Escrow Agent written instructions to release to the Buyer Indemnified Party such portion of the Holdback Amount as is necessary to indemnify the Buyer Indemnified Party for such Buyer Indemnified Costs.

       11.8 ATTORNEY FEES. In the event that any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, seeks indemnity pursuant to this
Article 11 and a judicial determination is made by a court of record, which is final and non-appealable, that the party seeking indemnification is not entitled to be indemnified pursuant to this Agreement, such party seeking indemnification shall reimburse the other party (the Indemnifying Party) for all costs and expenses, including reasonable attorney fees, incurred in connection with such matter.


                                   ARTICLE 12

                               GENERAL PROVISIONS

       12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Except as otherwise provided in the next two sentences, the representations and warranties set forth in this Agreement shall terminate on the first anniversary of the Closing Date. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but any such termination shall not affect any claim for a breach of a representation or warranty that was asserted before the date of termination, subject to the applicable statute of limitations. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing, subject to the applicable statute of limitations.

       12.2 FURTHER ACTIONS. After the Closing Date, Seller and Buyer shall execute and deliver to each other such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by the other party in order to implement and effectuate the transactions contemplated pursuant to the terms of this Agreement (i.e. the transfer and assignment to, and vesting in, Buyer the Assets pursuant to the terms of this Agreement).

       12.3 AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by the parties hereto which specifically refers to this Section 12.3 and states that such instrument is intended to be a written amendment to this Agreement pursuant to this Section 12.3.

       12.4 WAIVER OF COMPLIANCE. Any failure of Buyer on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

       12.5 SPECIFIC PERFORMANCE. The parties recognize that in the event that Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller hereby waives the defense that there is an adequate remedy at law.

       12.6 NO CONSEQUENTIAL DAMAGES. Neither party is liable to the other for consequential damages.

       12.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

       12.8   EXPENSES AND OBLIGATIONS.

              (a) Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. Notwithstanding the foregoing, (i) the fee payable to the Escrow Agent shall be borne as provided in the Indemnification Escrow Agreement and the Deposit Escrow Agreement, (ii) the brokerage fees in the amount of $490,000 (the "Brokerage Fee") payable to Media Venture Partners shall be borne by Buyer, and
(iii) all sales taxes arising out of the transactions contemplated by this Agreement shall be paid by Seller. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby and legal proceedings are commenced to enforce the provisions of this Agreement, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such legal proceeding.

              (b) Buyer will be responsible for the initial filing fee for the filing required pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, and Buyer shall pay the Seller's reasonable costs and expenses incurred in responding to a "Second Request" by the Department of Justice in connection with such filing.

       12.9 PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article 11) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

       12.10 NOTICES. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given:
(a) upon delivery, if by hand; (b) three (3) Business Days after mailing, if sent by registered or certified mail, postage fully prepaid, return receipt requested; (c) one (1) Business Day after mailing, if sent via overnight courier; or (d) upon transmission, if sent by telex or facsimile except that if such notice or other communication is received by telex or facsimile after 5:00 p.m., local time of the recipient of the facsimile or telex on a Business Day at the place of receipt, or on any day that is not a Business Day at the place of receipt, then said notice shall be effective as of the following Business

Day, provided, that any notice sent by telex or facsimile pursuant to this clause (d) shall also be sent (on the Business Day that such notice is effective) by overnight courier pursuant to clause (c) above in order to be valid or effective. All notices and other communications hereunder shall be given as follows:

              (i)    If to Buyer, to

                     Capstar Acquisition Company, Inc.
                     200 Crescent Court, Suite 1600
                     Dallas, Texas  75201
                     Attn: Lawrence D. Stuart, Jr.
                     Facsimile: (214) 740-7313

                     with copies to

                     Vinson & Elkins L.L.P.
                     3700 Trammell Crow Center
                     2001 Ross Avenue
                     Dallas, Texas  75201
                     Attn: A. Winston Oxley
                     Facsimile: (214) 220-7716

                     Capstar Broadcasting Partners, Inc.
                     600 Congress Avenue, Suite 1400
                     Austin, Texas  78701
                     Attn: William S. Banowsky, Jr.
                     Facsimile: (512) 404-6850

              (ii)   If to Seller, to

                     Ameron Broadcasting, Inc.
                     c/o Public Safety/Code 3
                     10986 North Warson Road
                     St. Louis, Missouri 63114
                     Attention:  Ronald W. Recker
                     Telephone No.: (314) 426-2700, ext. 1150
                     Telecopier No.: (314) 426-3820

                     with a copy to

                     Riezman & Blitz, P.C.
                     120 South Central
                     St. Louis, MO 63105
                     Attention:  Richard M. Riezman, Esq.
                     Frederick J. Berger, Esq.
                     Telephone No.: (314) 727-0101
                     Telecopier No.: (314) 727-6458

       Any party may change its address for receiving notice by written notice given to the other names above in the manner provided above, provided that any such change of address shall not be effective until seven (7) days after such notice was given in accordance with this Section 12.10. Notice given by the legal counsel of a party is deemed to be notice given by that party pursuant to this
Section 12.10.

       12.11 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       12.12 ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

       12.13 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI ANY SUIT OR PROCEEDING BROUGHT HEREUNDER SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN MISSOURI.

       12.14 PUBLIC ANNOUNCEMENTS. Except as required by applicable law, until the Closing, neither Seller nor Buyer shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Buyer and Seller, which approval shall not be unreasonably withheld or delayed; provided, however, that Seller and Buyer may disclose such information to their accountants, attorneys, and other advisors in connection with such transactions.

       12.15 CONFIDENTIALITY. In the event that the Closing does not occur, the parties hereto shall return all documents furnished hereunder and shall hold all information received pursuant hereto in the same degree of confidence with which it maintains its own like information until such information becomes a matter of public knowledge.

       12.16 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon prior notice to Seller and without releasing Buyer from any of its obligations or liabilities hereunder, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof, and
(b) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Seller, but Buyer shall give Seller prior notice of any such collateral assignment. Seller shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Seller that any such collateral assignment has been foreclosed upon, Seller shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns.

       12.17 DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of Buyer and Seller and their respective Affiliates shall not have any personal liability or obligation under this Agreement, other than as an assignee of this Agreement.

       12.18 NO REVERSIONARY INTEREST. The parties expressly agree, pursuant to Section 73.1150 of the FCC's rules, that Seller does not retain any right to reassignment of any of the FCC Licenses in the future, or to operate or use the facilities of the Stations for any period beyond the Closing Date.

       12.19 NO WAIVER RELATING TO CLAIMS FOR FRAUD. The liability of any party under Article 11 shall be in addition to, and not exclusive of any other liability that such party may have at law or equity arising from such party's fraudulent acts. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 11.6(a) (relating to Minimum Loss), 11.6(b)(relating to limitations on the period of time during which a claim for indemnification may be brought), or 11.6(c) (relating to recourse against escrowed funds), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 12.19, nor any reference to this Section 12.19 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

       12.20  CONSENTS.

              (a) Whenever a party's consent is required by this Agreement, such party shall not unreasonably withhold or unreasonably delay giving its consent.





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
              (b) With respect to matters concerning operation of the Stations which require Buyer's consent, Buyer shall be deemed to have consented to Seller's request if Buyer does not give Seller written notice that Buyer is refusing to consent within 3 Business Days after Buyer receives Seller's request for consent.

       12.21 ACCESS TO BOOKS AND RECORDS. Buyer shall keep all books and records received from Seller safe and secure for 5 years after the Closing and shall not dispose of or destroy such books and records. Buyer shall give thirty (30) days prior notice to Seller of any books and records that Buyer desires to dispose of, and Seller shall have the right to require Buyer to deliver such books and records to Seller in lieu of such disposal. Subject to the provisions of Section 12.15 and Section 7.9, with the prior written consent of Buyer and under arrangements prescribed by Buyer (including such reasonable restrictions as Buyer may require), Seller and its representatives shall have reasonable access, during normal business hours and in such manner as will not unreasonably interfere with the conduct of the business of Buyer, to all books and records regarding the Purchased Assets, together with the opportunity to make copies of such books and records. Buyer will designate those persons ("Buyer's Contact Persons") that Seller is authorized to contact, and Seller shall not contact or discuss this transaction with any of Buyer's officers, directors, employees or agents that are not designated Buyer's Contact Persons unless the designated Buyer's Contact Persons do not respond to Seller's attempts to contact or communicate with them. In furtherance of the foregoing, in connection with each proposed visit to a Station, Seller shall notify Buyer of the purpose of the visit, the names of the persons attending the visit, the person to be contacted and such other information as Buyer may request. Buyer agrees to consent to reasonable requests of Seller under this Section 12.21. Seller will use reasonable efforts to cause minimal interference with the conduct of the business of Buyer. Buyer may be present during any visit by Seller.


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
       IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed, all as of the date first written above.


                                         SELLER:

                                         AMERON BROADCASTING, INC.



                                         By: /s/
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                         BUYER:


                                         CAPSTAR ACQUISITION COMPANY, INC.



                                         By: /s/
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------





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
                                    ANNEX A

                                  THE STATIONS

1.     Radio Station WMJJ (FM) in Birmingham.

2.     Radio Station WERC (AM) in Birmingham.

3.     Radio Station WOWC (FM) in Jasper, Alabama.





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